Exhibit 10.7

CREDIT AGREEMENT

dated as of

September [•], 2014,

among

VECTRUS, INC.,

EXELIS SYSTEMS CORPORATION,

as the Borrower,

The Lenders and Issuing Banks Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

SUNTRUST ROBINSON HUMPHREY, INC. and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

SUNTRUST BANK and U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents

i

SCHEDULES:

Schedule 1.01 — Existing Letters of Credit

Schedule 1.02 — Mortgaged Property

Schedule 2.01 — Commitments

Schedule 3.14 — Subsidiaries

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Collateral Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Supplemental Perfection Certificate
Exhibit E	—	Form of Global Intercompany Note
Exhibit F	—	Auction Procedures
Exhibit G	—	Form of Affiliated Lender Assignment and Assumption
Exhibit H	—	Form of Maturity Date Extension Request
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lendersthat are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	—	Form of Solvency Certificate
Exhibit K	—	Mandatory Costs Rate

CREDIT AGREEMENT dated as of September [•], 2014 (this “Agreement”), among VECTRUS, INC., an Indiana corporation, EXELIS SYSTEMS CORPORATION, a Delaware corporation, the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that (a) the Tranche A Term Lenders extend credit in the form of Tranche A Term Loans on the Funding Date in an aggregate principal amount not in excess of $140,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the Aggregate Revolving Exposure will not exceed $75,000,000 at any time. The proceeds of the Tranche A Term Loans, together with cash on hand, will be used to (a) pay the Funding Date Distribution to Exelis (or a subsidiary thereof), (b) pay fees and expenses related to the foregoing and (c) with respect to any cash remaining on the balance sheet of the Borrower after giving effect to the Transactions, for working capital and other general corporate purposes (including acquisitions permitted by this Agreement) of Holdings, the Borrower and the Restricted Subsidiaries. The proceeds of the Revolving Loans on and after the Funding Date and of the Swingline Loans will be used for working capital and other general corporate purposes (including acquisitions permitted by this Agreement) of Holdings, the Borrower and the Restricted Subsidiaries. Letters of Credit will be used by Holdings, the Borrower and the Restricted Subsidiaries for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement (including in the introductory paragraphs hereof), the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.21(c).

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) for Borrowings denominated in dollars, (i) the LIBO Rate for dollars for such Interest Period (or such date, as applicable) multiplied by (ii) the Statutory Reserve Rate and (b) for Borrowings denominated in a Permitted Foreign Currency (other than Euro), the sum of (i) the LIBO Rate for such currency for such Interest Period and (ii) the Mandatory Costs Rate.

“Administrative Agent” means JPMCB (including its branches and affiliates), in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate for a deposit in dollars and an Interest Period of one month, as such rate appears at approximately 11:00 a.m., London time, on such day. If no LIBO Screen Rate shall be available for an Interest Period of one month but LIBO Screen Rates shall be available for maturities both longer and shorter than an Interest Period of one month, then the Adjusted LIBO Rate for purposes of clause (c) above shall be based on the Interpolated Screen Rate on the applicable date of determination. Notwithstanding the foregoing, if the Adjusted LIBO Rate (determined as provided above) shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior unsecured notes; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a junior basis with the Loan Document Obligations and shall not be secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) the stated final maturity of such Indebtedness shall not be earlier than the Latest Maturity Date (and such stated final maturity of such Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the Latest Maturity Date), and such Indebtedness shall not have a weighted average life to maturity that is shorter than the weighted average life to maturity of the then-remaining Term Loans, (iii) such Indebtedness shall have covenants no more restrictive, taken as a whole, than those applicable to the Commitments and the Loans as determined in good faith by the Borrower (it being understood that such Indebtedness may include one or more financial maintenance covenants with which Holdings and the Borrower shall be required to comply, provided that any such financial maintenance covenant shall also be for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that such Alternative Incremental Facility Debt is incurred), (iv) if such Indebtedness is secured, the security agreement relating to such Indebtedness shall not be materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders, (v) if such Indebtedness is secured, a trustee or note agent acting on behalf of the holders of such Indebtedness shall have become party to customary intercreditor arrangements mutually agreed with the Administrative Agent and (vi) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Loan Parties.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Holdings or its subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day, with respect to (a) any Loan that is a Tranche A Term Loan, a Revolving Loan or a Swingline Loan and (b) the commitment fees payable hereunder in respect of Revolving Loans after the Funding Date, the applicable rate per annum set forth below under the applicable caption, based upon the Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the fiscal year of Holdings ending December 31, 2014 (together with the certificate of a Financial Officer required to be delivered by the Borrower pursuant to Section 5.01(c) together therewith), the Applicable Rate shall be that set forth below in Level II:

Level	Total Leverage Ratio	Eurocurrency Loans and EURIBOR Loans	ABR Loans	Commitment Fee
I	≥ 2.50 to 1.00	3.00%	2.00%	0.500%
II	≥ 1.50 to 1.00 but < 2.50 to 1.00	2.75%	1.75%	0.450%
III	< 1.50 to 1.00	2.50%	1.50%	0.400%

For purposes of this clause (a), each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Level I at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required to be delivered by it pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.

“Arrangers” means, collectively, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.

“Auction Manager” means any financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Auction Procedures” means the procedures set forth in Exhibit F.

“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(e).

“Available Amount” means, at any time, (a) the sum of (i) the sum of Excess Cash Flow for each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2015) in respect of which financial statements have been delivered pursuant to Section 5.01(a) (to the extent such Excess Cash Flow amount exceeds $0), plus (ii) the Net Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings to the extent such Net Proceeds are received by the Borrower, plus (iii) the aggregate amount of prepayments declined by the Term Lenders and retained by the Borrower pursuant to Section 2.11(e) (provided that any increase in the Available Amount pursuant to this clause (iii) shall not be used to make any Restricted Payment) plus (iv) the amount of any investment made using the Available Amount of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries minus (b) the sum at such time of (i) all prepayments required to be made under Section 2.11(d) in respect of Excess Cash Flow for each fiscal year of Holdings in respect of which financial statements have been delivered pursuant to Section 5.01(a) (commencing with the fiscal year ending December 31, 2015), plus (ii) investments, loans and advances previously or concurrently made under Section 6.04(r) in reliance on the Available Amount, plus (iii) Restricted Payments previously or concurrently made under Section 6.08(a)(ix) in reliance on the Available Amount, plus (iv) prepayments of Indebtedness previously or concurrently made under Section 6.08(b)(v) in reliance on the Available Amount.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Exelis Systems Corporation, a Delaware corporation.

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans and EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Borrowing denominated in dollars, $1,000,000, (b) in the case of a Eurocurrency Borrowing denominated in any Permitted Foreign Currency or a EURIBOR Borrowing, the smallest amount of such Permitted Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000 and (c) in the case of an ABR Borrowing, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Borrowing denominated in dollars, $500,000, (b) in the case of a Eurocurrency Borrowing denominated in any Permitted Foreign Currency or a EURIBOR Borrowing, the smallest amount of such Permitted Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $500,000 and (c) in the case of an ABR Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of a written Borrowing Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03 or 2.04, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business and (b) when used in connection with any EURIBOR Loan, the term “Business Day” shall also exclude any day which is not a TARGET Day or any day on which banks in London are not open for general business.

“Calculation Date” means (a) the last Business Day of each calendar quarter, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Loan or (ii) the issuance, amendment, renewal or extension of a Letter of Credit and (c) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Holdings, the Borrower and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), (ii) made by Holdings, the Borrower or any Restricted Subsidiary as payment of the consideration for any acquisition permitted by this Agreement, (iii) made by Holdings, the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by Holdings, the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by Holdings, the Borrower or any Restricted Subsidiary and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit card and other card services, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Holdings, the Borrower or any Restricted Subsidiary.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, of any Equity Interest in the Borrower by any Person other than Holdings (or prior to the consummation of the Spin-Off, Exelis or any of its subsidiaries); (b) prior to the consummation of the Spin-Off, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Exelis or any of its subsidiaries of any Equity Interest in Holdings; (c) after the consummation of the Spin-Off, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of 35% or more on a fully diluted basis of the Voting Equity Interests in Holdings; or (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the date of consummation of the Spin-Off, (ii) nominated by the board of directors of Holdings or (iii) appointed by directors who were directors of Holdings on the date of consummation of the Spin-Off or were so nominated as provided in subclause (ii) of this clause (d).

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Incremental Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit B, or any other collateral agreement reasonably requested (in accordance with the Collateral and Guarantee Requirement) by the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Holdings, the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Funding Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in Sections 4.02(b) and (c) with respect to such Person;

(b) (i) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary that is a Material Subsidiary, in each case owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge (x) more than 65% of the outstanding Voting Equity Interests of any first-tier Foreign Subsidiary or any Foreign-Subsidiary Holding Company, (y) any of the outstanding Voting Equity Interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary or (z) any Equity Interests to the extent that a pledge of such Equity Interests is prohibited by any requirements of law or contract (so long as any contractual restriction is not incurred in contemplation of such entity becoming a subsidiary of Holdings) and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (provided that no Loan Party shall have any obligation to deliver a certificate or other instrument representing any such Equity Interest if such Equity Interest is uncertificated);

(c) all Indebtedness of Holdings, the Borrower and each Subsidiary, and all other Indebtedness of any Person in a principal amount of $5,000,000 or more, in each case, that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes (or, if applicable, in lieu thereof, the Global Intercompany Note), together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, together with “life of loan” flood zone determinations, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that the requirements of the foregoing clauses (i), (ii) and (iv) shall be completed on or before the date that is 90 days after the Funding Date (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) in accordance with Section 5.13;

(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as applicable, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party in the United States with any depositary bank (other than (A) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses, (B) deposit accounts the daily balance in which does not at any time exceed $100,000 for any such account or $250,000 for all such accounts, (C) any deposit account that is a zero-balance disbursement account and (D) any deposit account the funds in which consist solely of (1) funds held by Holdings, the Borrower or any Subsidiary in trust for any director, officer or employee of Holdings, the Borrower or any Subsidiary or any employee benefit plan maintained by Holdings, the Borrower or any Subsidiary or (2) funds representing deferred compensation for the directors and employees of Holdings, the Borrower and the Subsidiaries) and (ii) each securities account maintained by any Loan Party in the United States with any securities intermediary (other than any securities account the securities entitlements in which consist solely of (A) securities entitlements held by Holdings, the Borrower or any Subsidiary in trust for any director, officer or employee of Holdings, the Borrower or any Subsidiary or any employee benefit plan maintained by Holdings, the Borrower or any Subsidiary or (B) securities entitlements representing deferred compensation for the directors and employees of Holdings, the Borrower and the Subsidiaries); ; provided that the requirements of the foregoing clauses (i) and (ii) shall be completed on or before the date that is 90 days after the Funding Date (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) in accordance with Section 5.13; and

(g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets, rights or properties of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, rights or properties, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, rights or properties, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its

Restricted Subsidiaries (including the imposition of withholding or other material Taxes on Lenders)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets, rights or properties of the Loan Parties or the provision of Guarantees by any Designated Subsidiary (including extensions beyond the Funding Date or in connection with assets, rights or properties acquired, or Subsidiaries formed or acquired, after the Funding Date) where it determines that such creation or perfection of security interests, obtaining of title insurance, legal opinions or other deliverables, or provision of Guarantees cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Term Commitment or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Consenting Lender” has the meaning assigned to such term in Section 2.22(a).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings, the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs accrued during such period in respect of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries that are required to be capitalized rather than included in consolidated interest expense of Holdings for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, and (iv) all cash dividends paid or payable during such period in respect of Disqualified Equity Interests of Holdings; provided that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of Holdings (expressed as a decimal) for such period (as estimated by a Financial Officer of Holdings in good faith) minus (b) the sum of, without duplication, (i) cash interest income of Holdings, the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period. Consolidated Cash Interest Expense shall be deemed to be (a) for the four fiscal quarter period ended December 31, 2014, Consolidated Cash Interest Expense for the period from the Funding Date to and including December 31, 2014, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Funding

Date to December 31, 2014, (b) for the four fiscal quarter period ended March 31, 2015, Consolidated Cash Interest Expense for the period from the Funding Date to and including March 31, 2015, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Funding Date to March 31, 2015, (c) for the four fiscal quarter period ended June 30, 2015, Consolidated Cash Interest Expense for the period from the Funding Date to and including June 30, 2015, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Funding Date to June 30, 2015, and (d) for the four fiscal quarter period ended September 30, 2015, Consolidated Cash Interest Expense for the period from the Funding Date to and including September 30, 2015, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Funding Date to September 30, 2015.

“Consolidated Debt” means, as of any date, the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b), (e) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b) and (g) of the definition thereof), (f) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b) and (g) of the definition thereof), (g), (h) (but only to the extent issued in support of Indebtedness of others of the types specified in clauses (a), (b) and (g) of the definition thereof) and (j) of Holdings, the Borrower and the Restricted Subsidiaries outstanding as of such date determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) interest expense for such period, (ii) consolidated income tax expense of Holdings, the Borrower and the Restricted Subsidiaries for such period, (iii) depreciation and amortization expense of Holdings, the Borrower and the Restricted Subsidiaries for such period, (iv) fees and expenses incurred during such period in connection with the Transactions, (v) fees and expenses incurred during such period in connection with any proposed or actual permitted merger, acquisition, investment, asset sale, other disposition or capital markets transaction, without regard to the consummation thereof, (vi) non-recurring charges incurred during such period in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an aggregate amount for all such charges not to exceed 5.0% of Consolidated EBITDA for such period as determined prior to such add-back, (vii) any non-cash charges, losses or expenses of Holdings, the Borrower and the Restricted Subsidiaries for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition permitted by this Agreement), (viii) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (ix) any expense during such period relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, (x) any losses during such period resulting from the sale or disposition of any asset of Holdings, the Borrower or any Restricted Subsidiary outside the ordinary course of business and (xi) the cumulative effect of a change in accounting principles; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had this Agreement been in effect during such period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made, and minus (b) without duplication and (except for clause (iii)) to the extent included in determining such Consolidated Net Income, the sum of (i) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges), (ii) any income during such period relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, (iii) cash payments during such period relating to deferred compensation and other equity-based compensation plans and cash contributions to defined benefits pension or post-retirement benefit plans, (iv) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, (v) any gains during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (vi) the cumulative effect of a change in accounting principles and (vii) solely for purposes of the calculation set forth in Section 6.12, cash interest income of Holdings, the Borrower and the Restricted Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by Holdings, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Holdings, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such Subsidiary. Consolidated EBITDA shall be $11,033,689.55 and $20,788,000.00 for the fiscal quarters ended June 30, 2014, and March 31, 2014, respectively.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings, the Borrower and the Restricted Subsidiaries for such period determined in accordance with GAAP as set forth on the consolidated financial statements of Holdings, the Borrower and the Restricted Subsidiaries for such period; provided that there shall be excluded (a) the income of any Person (other than Holdings and the Borrower) that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to Holdings, the Borrower or, subject to clauses (b) and (c) of this proviso, any Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Restricted Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Restricted Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any consolidated Subsidiary that is not wholly owned by Holdings to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary and (d) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as applicable, with which such account is maintained.

“Credit Party” means the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender.

“Declining Lender” has the meaning assigned to such term in Section 2.22(a).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Holdings, the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each other Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Subsidiary” means each wholly owned Restricted Subsidiary other than (a) a Restricted Subsidiary that is (i) a Foreign Subsidiary, (ii) a Foreign-Subsidiary Holding Company and (iii) a Subsidiary of a Foreign Subsidiary or a Foreign-Subsidiary Holding Company, (b) a Subsidiary that is not a Material Subsidiary, (c) a Restricted Subsidiary that is a captive insurance subsidiary, a not-for-profit subsidiary or a special purpose entity or (d) a Restricted Subsidiary that is not permitted by law, regulation or contract to provide the Guarantee required by the Collateral and Guarantee Requirement (so long as any such contractual restriction is not incurred in contemplation of such Person becoming a Subsidiary), or would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received, or for which the provision of such Guarantee would result in a material adverse tax consequence to the Borrower and the Restricted Subsidiaries, taken as a whole (as reasonably determined in good faith by the Borrower).

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) shall be subject to the prior repayment in full of the Loans or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (j) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that (x) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) any Equity Interest that would constitute a Disqualified Equity Interest solely as a result of a redemption feature that is conditioned upon, or subject to, compliance with the Loan Documents shall not constitute a Disqualified Equity Interest.

“Distribution Agreement” means the Distribution Agreement between Exelis and Holdings, to be dated on or prior to the Spin-Off Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any Permitted Foreign Currency, the equivalent amount thereof in dollars at such time as determined in accordance with Section 1.06(a) using the Exchange Rate with respect to such Permitted Foreign Currency at the time in effect under the provisions of such Section (except as otherwise expressly provided in Section 2.05(e)).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, Holdings, the Borrower, any Subsidiary or any other Affiliate of Holdings.

“Employee Matters Agreement” means the Employee Matters Agreement between Exelis and Holdings, to be dated on or prior to the Spin-Off Date.

“Environmental Law” means any treaty, law (including common law), rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or binding agreement issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) health and safety matters, to the extent relating to the environment or the management of or exposure to Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract or agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)(A) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, a rate per annum equal to the Euro interbank offered rate as administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for a deposit in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page EURIBOR 01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “EURIBO Screen Rate”), at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period. If no EURIBO Screen Rate shall be available for a particular Interest Period but EURIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the EURIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the EURIBO Rate, determined as provided above, would otherwise be less than zero, then the EURIBO Rate shall be deemed to be zero for all purposes.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“EURIBO Screen Rate” has the meaning assigned to such term in the definition of the “EURIBO Rate”.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the Consolidated Net Income (or loss) of Holdings, the Borrower and the Restricted Subsidiaries for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Restricted Subsidiary that is not wholly owned by Holdings to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Restricted Subsidiary and (ii) any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Restricted Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Restricted Subsidiaries decreased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Restricted Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Restricted Subsidiaries increased during such fiscal year; minus

(e) the sum (without duplication) of (i) Capital Expenditures and, to the extent not included as Capital Expenditures, expenditures made by Holdings, the Borrower and the Restricted Subsidiaries in respect of the acquisition of intellectual property, in each case made in cash for such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made) (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources) and (ii) cash consideration paid during such fiscal year to make acquisitions or other investments (other than Permitted Investments) (except to the extent financed from Excluded Sources); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Restricted Subsidiaries during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made), excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the Aggregate Revolving Commitment or the commitments in respect of such other revolving credit facilities, as applicable), (ii) Term Loans prepaid pursuant to Section 2.11(a), (c) or (d) and Revolving Loans prepaid pursuant to Section 2.11(a) and (iii) repayments or prepayments of Long-Term Indebtedness financed from Excluded Sources; minus

(g) the aggregate amount (not to exceed $1,000,000 in any fiscal year of the Borrower) of Restricted Payments made by Holdings in cash during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made) pursuant to Section 6.08(a) for the purpose of repurchasing Equity Interests of Holdings held by employees or former employees of Holdings, the Borrower or any Subsidiary, except to the extent that such Restricted Payments (i) are made to fund expenditures that reduce consolidated net income (or loss) of Holdings, the Borrower and the Restricted Subsidiaries or (ii) are financed from Excluded Sources.

In addition to the foregoing, at the option of the Borrower, Excess Cash Flow shall also be reduced by any expenditure, payment, repayment or prepayment described in the immediately-preceding clauses (e), (f) and (g) (subject to the limitations set forth in the applicable clause) to the extent that the Borrower or any Restricted Subsidiary has entered into a legally binding commitment during the applicable fiscal year of Holdings (or after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is made) to make such expenditure, payment, repayment or prepayment during the next succeeding fiscal year of Holdings; provided, however, that, if such expenditure, payment, repayment or prepayment is not so made in such subsequent fiscal year, then Excess Cash Flow for such fiscal year shall be increased by an amount equal to the aggregate deduction to Excess Cash Flow taken by the Borrower for the immediately preceding fiscal year in respect of such expenditure, payment, repayment or prepayment.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, with respect to the applicable Permitted Foreign Currency, the rate at which such currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page “FX=” for such currency. In the event that such rate does not appear on any Reuters World Currency Page, then the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in Holdings, the Borrower or any Restricted Subsidiary (other than issuances or sales of Equity Interests to Holdings, the Borrower or any Restricted Subsidiary) or any capital contributions to Holdings, the Borrower or any Restricted Subsidiary (other than any capital contributions made by Holdings, the Borrower or any Restricted Subsidiary).

“Excluded Swap Guarantor” means Holdings or any Subsidiary Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to Holdings or any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of Holdings or such Subsidiary Loan Party of, or the grant by Holdings or such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Exelis” means Exelis Inc., an Indiana corporation.

“Existing Letters of Credit” means each letter of credit previously issued for the account of, or guaranteed by, the Borrower that is (a) outstanding on the Funding Date and (b) listed on Schedule 1.01.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Section of the Code (or any such amended or successor version thereof).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, then a Lender, with respect to such Borrower, that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, then a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Disposition” has the meaning assigned to such term in Section 2.11(g).

“Foreign-Subsidiary Holding Company” means any Restricted Subsidiary all of whose assets consist of (a) Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries and (b) not more than an immaterial amount of cash.

“Form 10” means the registration statement on Form 10, originally filed by Holdings with the SEC on March 10, 2014, as amended on April 15, 2014, May 19, 2014, August 14, 2014, and August 26, 2014, and (except as such term is used in Section 4.02(j)) as further amended.

“Funding Date” means the date on or after the Effective Date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02), which date shall not be later than 150 days after the Effective Date.

“Funding Date Distribution” means the payment, on or after the Funding Date (but no later than the Spin-Off Date), of a cash distribution or other cash transfer in an aggregate amount not to exceed the lowest amount which would cause the Unrestricted Cash of Holdings and its subsidiaries, immediately after the making of such payment, to be less than $25,000,000, through intervening subsidiaries of Exelis, to Exelis with a portion of the Net Proceeds of the Tranche A Term Loans and other cash on hand of the Borrower and its subsidiaries (it being understood that the Funding Date Distribution may take the form of a cash contribution by the Borrower to a Subsidiary reasonably satisfactory to the Administrative Agent and a subsequent distribution by the Borrower of the Equity Interests of that Subsidiary to Exelis or to a subsidiary of Exelis).

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold which are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any Subsidiary shall be a Hedging Agreement.

“Holdings” means Vectrus, Inc. (formerly known as “Exelis MSCO Inc.”), an Indiana corporation.

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(c).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and other accrued or cash management obligations, in each case incurred in the ordinary course of business and (ii) any earnout obligation until such obligation ceases to be contingent), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout ceases to be contingent. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated August 2014, relating to the Transactions.

“Intellectual Property License Agreement” means, collectively, the Transitional Trademark License Agreement and the Technology License Agreement, in each case between Exelis or one of its Affiliates and Holdings, to be dated on or prior to the Spin-Off Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of a written Interest Election Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means (a) with respect to any Eurocurrency Borrowing for any Interest Period (or with respect to the calculation of the Alternate Base Rate as provided in clause (c) of the definition thereof for an Interest Period of one month), a rate per annum which results from interpolating on a linear basis between (i) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (ii) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period (or, with respect to the calculation of the Alternate Base Rate as provided in clause (c) of the definition thereof, at approximately 11:00 a.m., London time, on the date of determination thereof), and (b) with respect to any EURIBOR Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (i) the applicable EURIBO Screen Rate for the longest maturity for which a EURIBO Screen Rate is available that is shorter than such Interest Period and (ii) the applicable EURIBO Screen Rate for the shortest maturity for which a EURIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, collectively, (a) JPMCB and (b) each other Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (in each case, other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Disbursements” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time.

“LC Sublimit” means $35,000,000.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letters of Credit” means any letter of credit issued pursuant to this Agreement and, upon the consummation of the Spin-Off, any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing in any currency for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a deposit in such currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of the “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, at any time, the sum of (a) the aggregate principal amount of Revolving Loans (expressed in dollars) that are permitted to be borrowed hereunder at such time in respect of the unused Revolving Commitments at such time and (b) the aggregate amount of Unrestricted Cash at such time.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, the Collateral Agreement, the other Security Documents, the Global Intercompany Note, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j), each agreement designating an additional Swingline Lender as contemplated by the definition thereof and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Local Time” means (a) with respect to any Loan or Borrowing denominated in dollars or any Letter of Credit denominated in dollars, New York City time, and (b) with respect to any Loan or Borrowing denominated in a Permitted Foreign Currency or any Letter of Credit denominated in a Permitted Foreign Currency, London time.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(c)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Mandatory Costs Rate” has the meaning set forth in Exhibit K.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of Holdings, the Borrower and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of Holdings, the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of Holdings most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the consolidated total assets of Holdings, the Borrower and the Restricted Subsidiaries or 10.0% of the consolidated revenues of Holdings, the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated.

“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans, as the context requires.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit H hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.22.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning Holdings, the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning Holdings, the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.02, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11 or 5.12.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by Holdings, the Borrower and the Restricted Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of Holdings). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Revolving Lender” means, at any time, a Revolving Lender that is not a Defaulting Lender at such time.

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations and (c) all the Secured Hedging Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Tax” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any subsidiary of Holdings in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any subsidiary of Holdings in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings, the Borrower and the Restricted Subsidiaries;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights subject to any lease, license or sublicense or concession agreement in the ordinary course of business to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Restricted Subsidiary;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens that are contractual rights of set-off;

(n) Liens (i) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code (or the corresponding section of the Uniform Commercial Code in any other jurisdiction) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(o) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Foreign Currency” means, with respect to any Revolving Loan or Letter of Credit, Euros, Pounds Sterling and any other foreign currency reasonably requested by the Borrower from time to time and in which each Revolving Lender (in the case of any Revolving Loans to be denominated in such other foreign currency) and each applicable Issuing Bank (in the case of any Letters of Credit to be denominated in such other foreign currency) has reasonably agreed, in accordance with its policies and procedures in effect at such time, to lend Revolving Loans or issue Letters of Credit, as applicable.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis to the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (c) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders, (d) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Loan Parties and (e) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (c) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the lenders or holders providing such Indebtedness than the existing Security Documents are to the Lenders, (d) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Loan Parties and (e) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (a) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (b) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties, (c) such Indebtedness is not secured by any Lien or any property or assets of Holdings, the Borrower or any Restricted Subsidiary and (d) if such Indebtedness is contractually subordinated to the Obligations, such subordination terms shall be market terms at the time of incurrence of such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Pounds Sterling” or “£“means the lawful money of the United Kingdom.

“Prepayment Event” means:

(a) any non-ordinary course sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of Holdings, the Borrower or any Restricted Subsidiary, other than (i) dispositions described in clauses (a) through (i) and (k) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $1,000,000 in the case of any single disposition or series of related dispositions and (B) $2,000,000 for all such dispositions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings, the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,000,000; or

(c) the incurrence by Holdings, the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” means, with respect to the calculation of the financial maintenance covenants contained in Sections 6.12 and 6.13 or any other calculations hereunder or otherwise for purposes of determining the Total Leverage Ratio, Consolidated Cash Interest Expense or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all acquisitions, designations of Restricted Subsidiaries as Unrestricted Subsidiaries, all designations of Unrestricted Subsidiaries as Restricted Subsidiaries, all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness in connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any Equity Interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any Incremental Extension of Credit may be made, any designation under Section 5.14 is permitted or any event subject to Article VI is permitted, since the beginning of) the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings (without duplication of actual cost savings) to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer of Holdings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasing Borrower Party” means any of Holdings, the Borrower or any Restricted Subsidiary.

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Quotation Day” means, with respect to any Eurocurrency Borrowing or EURIBOR Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Term Loan Indebtedness”.

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Refinancing Term Lenders or Refinancing Revolving Lenders, as the case may be, establishing commitments in respect of Refinancing Term Loans and/or Refinancing Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not be required to mature or to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Holdings if Holdings shall not have been an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Revolving Lender” means any Person that provides a Refinancing Revolving Commitment.

“Refinancing Revolving Commitments” means one or more Classes of revolving credit commitments obtained pursuant to a Refinancing Facility Agreement, in each case obtained in exchange for, or to extend, renew, refinance or replace, in whole or in part, existing Revolving Commitments hereunder (including any successive Refinancing Revolving Commitments) (such existing Revolving Commitments and successive Refinancing Revolving Commitments, the “Refinanced Commitments”); provided that (a) the amount of such Refinancing Revolving Commitments shall not exceed the amount of the Refinanced Commitments; (b) the stated final maturity of such Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall not be earlier than the Latest Maturity Date of such Refinanced Commitments, and such stated final maturity of the Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the Latest Maturity Date of such Refinanced Commitments; (c) such Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall not constitute an obligation (including pursuant to a Guarantee) of Holdings, the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Commitments) an obligor in respect of such Refinanced Commitments (and the Revolving Loans of the same Class), and, in each case, shall constitute an obligation of Holdings, the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt; and (d) such Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall contain terms and conditions that are not materially more favorable (when taken as a whole) to the investors providing such Refinancing Revolving Commitments than those applicable to the existing Revolving Commitments and Revolving Loans being refinanced (other than (A) with respect to pricing, maturity, optional prepayments and redemption, (B) covenants or other provisions applicable only to periods after the Latest Maturity Date and (C) any financial maintenance covenants described in subclause (I) of Section 2.23(a)(iv)) on the date such Refinancing Revolving Commitments are incurred.

“Refinancing Revolving Loans” means revolving loans incurred by the Borrower under this Agreement in respect of Refinancing Revolving Commitments.

“Refinancing Term Lender” means any Person that provides a Refinancing Term Loan.

“Refinancing Term Loan Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Term Loans hereunder (including any successive Refinancing Term Loan Indebtedness) (such existing Term Loans and successive Refinancing Term Loan Indebtedness, the “Refinanced Debt”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of such Refinanced Debt, and such stated final maturity of such Refinancing Term Loan Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 91 days after the Latest Maturity Date of such Refinanced Debt; (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt) prior to the earlier of (A) the latest stated final maturity of such Refinanced Debt and (B) 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be permitted so long as the weighted average life to maturity of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be no shorter than 91 days after the weighted average life to maturity of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of Holdings, the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of Holdings, the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt; and (v) in the case of Refinancing Term Loans, such Refinancing Term Loan Indebtedness shall contain terms and conditions that are not materially more favorable (when taken as a whole) to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Term Loans of the applicable Class being refinanced (other than (A) with respect to pricing, maturity, amortization, optional prepayments and redemption, (B) covenants or other provisions applicable only to periods after the Latest Maturity Date and (C) any financial maintenance covenants described in subclause (I) of Section 2.23(a)(iv)) on the date such Refinancing Term Loans are incurred.

“Refinancing Term Loans” shall mean one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person and its Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Reorganization” means the reorganization that Exelis will undergo that will, among other things and subject to limited exceptions, result in the allocation and transfer or assignment to Holdings and the Borrower of the assets and liabilities in respect of the activities of the military and government services business and certain other current and former businesses and activities of Exelis.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” has the meaning assigned to such term in Section 1.06(a).

“Restricted” means, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP (unless such classification results solely from any Lien referred to in clause (b) below) or (b) are controlled by or subject to any Lien or other preferential arrangement in favor of any creditor, other than Liens created under the Loan Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Revolving Availability Period” means the period from and including the Funding Date (or, in the case of any Revolving Loan or Swingline Loan, the first Business Day after the Funding Date) to but excluding the earlier of the Revolving Maturity Date and the date of termination of all the Revolving Commitments.

“Revolving Borrowings” means Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Revolving Commitments” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure, in each case at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the date that is five years after the Effective Date, as the same may be extended pursuant to Section 2.22.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment of any and all obligations of Holdings, the Borrower and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Administrative Agent or an Affiliate thereof, or to any Person that, at the time such obligations were incurred, was the Administrative Agent or an Affiliate thereof, (b) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Hedging Obligations” means the due and punctual payment of any and all obligations of Holdings, the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent or an Affiliate thereof, or any Person that, at the time such Hedging Agreement was entered into, was the

Administrative Agent or an Affiliate thereof, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (g) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12 to secure any of the Obligations.

“Specified ECF Percentage” means, with respect to any fiscal year of Holdings, (a) if the Total Leverage Ratio as of the last day of such fiscal year is greater than 1.50 to 1.00, 50%, (b) if the Total Leverage Ratio as of the last day of such fiscal year is greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00, 25%, and (c) if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.00 to 1.00, 0%.

“Spin-Off” means the spin-off of Holdings from Exelis, as more fully described in the Form 10.

“Spin-Off Date” means the date, occurring on or after the Funding Date but not later than the first calendar day after the Funding Date, on which the Spin-Off shall have been consummated.

“Spin-Off Documents” means the Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Intellectual Property License Agreements, together with any other agreements, instruments or other documents entered into in connection with any of the foregoing, each on substantially the terms described in the Form 10.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors and any other banking authority (domestic or foreign) to which the Administrative Agent or any Lender (including any branch, Affiliate or fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, by such Person.

“Subsidiary” means any subsidiary of Holdings (other than the Borrower).

“Subsidiary Loan Party” means each Restricted Subsidiary that is or, after the date hereof, becomes a party to the Collateral Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a).

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Swap Obligations” means, with respect to Holdings or any Subsidiary Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) such Lender’s Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Revolving Lender that is a Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Revolving Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lenders” means JPMCB, in its capacity as a lender of Swingline Loans hereunder, and any other Revolving Lender designated as a Swingline Lender pursuant to a joinder agreement executed by the Borrower and such Revolving Lender and reasonably satisfactory to the Administrative Agent, in each case in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means, collectively, SunTrust Bank and U.S. Bank National Association.

“TARGET Day” means any day on which TARGET2 is open for business.

“TARGET2” means the Trans-European Automated Real Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Matters Agreement” means the Tax Matters Agreement between Exelis and Holdings, to be dated on or prior to the Spin-Off Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” means, collectively, the Tranche A Term Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means, collectively, the Tranche A Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means, collectively, the Tranche A Term Loans and any Incremental Term Loans.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on such date.

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Funding Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $140,000,000.

“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche A Term Maturity Date” means the date that is five years after the Effective Date, as the same may be extended pursuant to Section 2.22.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of

Credit hereunder, (b) the payment of the Funding Date Distribution, (c) the payment of the Transaction Costs and (d) the Spin-Off, together with the Reorganization and all other transactions pursuant to, and the performance of all other obligations under, the Spin-Off Documents.

“Transition Services Agreement” means the Transition Services Agreement between Exelis and Holdings and/or one or more of its subsidiaries, to be dated on or prior to the Spin-Off Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Unrestricted Cash” means, at any time, the aggregate amount of cash and Permitted Investments owned at such time by Holdings, the Borrower and the Restricted Subsidiaries; provided that such cash and Permitted Investments are not Restricted.

“Unrestricted Subsidiaries” means (a) any Subsidiary that is formed or acquired after the Funding Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.14 subsequent to the Funding Date and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Funding Date, there shall be no Unrestricted Subsidiaries.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any consolidated balance sheet or statement of income and comprehensive income, cash flows or stockholders’ equity of Holdings and its consolidated subsidiaries, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of Holdings, the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with Holdings and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Equity Interests” of any Person means the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person.

“Weighted Average Yield” means, with respect to any Loan or Commitment, the weighted average yield to stated maturity of such Loan or Commitment based on the interest rate or rates or unused commitment or similar fees applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan or Commitment with respect thereto, but excluding any arrangement, commitment, structuring and underwriting fees paid or payable to the arrangers (or similar titles) or their affiliates, in each case in their capacities as such, in connection with such Loans and that are not shared with all Lenders providing the applicable Incremental Extension of Credit; provided that for purposes of calculating the Weighted Average Yield for any Incremental Term Loan or Revolving

Commitments (and the Revolving Loans to be made thereunder) in respect of any Revolving Commitment Increase, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if shorter in respect of such Incremental Extension of Credit, the actual life to maturity of such Incremental Extension of Credit). For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable to such Indebtedness at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of Holdings, the Borrower or any Subsidiary).

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Working Capital Adjustment” has the meaning assigned to such term in Section 6.08(a)(vi).

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein and (iii) notwithstanding any change in GAAP after the Effective Date which would have the effect of treating any lease properly accounted for as an operating lease prior to such accounting change as a capital lease after giving effect to any such accounting change, for all purposes of calculating Indebtedness for any purpose under this Agreement, the Loan Parties shall continue to make such determinations and calculations with respect to all leases (whether then in existence or thereafter entered into) in accordance with GAAP (as it relates to such issue) as in effect prior to such change and consistent with their past practices.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which any acquisition permitted by this Agreement or any sale, transfer or other disposition of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business occurs, for purposes of determining compliance with the covenants contained in Sections 6.04(b), 6.12 and 6.13 or otherwise for purposes of determining the Total Leverage Ratio, Consolidated Cash Interest Expense and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.06. Exchange Rates; Currency Equivalents. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (x) determine the Exchange Rate as of such Calculation Date with respect to the applicable Permitted Foreign Currency and (y) give notice thereof to the applicable Issuing Lender and the Borrower. The Exchange Rates so determined shall become effective (i) in the case of the initial Calculation Date, on the Funding Date and (ii) in the case of each subsequent Calculation Date, on the first Business Day immediately following such Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the Exchange Rates employed in converting any amounts between dollars and any Permitted Foreign Currency.

(b) Solely for purposes of Article II and related definitional provisions to the extent used therein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent and notified to the applicable Issuing Lender and the Borrower in accordance with Section 1.06(a). If any basket is exceeded solely as a result of fluctuations in the applicable Exchange Rate after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in the applicable Exchange Rate. Amounts denominated in a Permitted Foreign Currency will be converted to dollars for the purposes of (A) testing the financial maintenance covenants under Sections 6.12 and 6.13, at the Exchange Rate as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating the Consolidated Cash Interest Expense and the Total Leverage Ratio (other than for purposes of determining compliance with Sections 6.12 and 6.13), at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness.

(c) For purposes of Section 6.01, the amount of any Indebtedness denominated in any currency other than dollars shall be calculated based on the applicable Exchange Rate, in the case of such Indebtedness incurred or committed, on the date that such Indebtedness was incurred or committed, as applicable; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the applicable Exchange Rate on the date of such refinancing, such dollar-denominated restrictions shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(d) For purposes of Sections 6.02, 6.04, 6.05 and 6.08, the amount of any Liens, investments, asset sales and Restricted Payments, as applicable, denominated in any currency other than dollars shall be calculated based on the applicable Exchange Rate.

SECTION 1.07. Transactions on and prior to Spin-Off Date. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no provision of this Agreement or any other Loan Document shall prevent or restrict the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket (other than Section 6.08(a)(i)), under this Agreement (including Article VI hereof) or any other Loan Document. The Borrower may, after the Effective Date and prior to the Spin-Off Date, deliver to the Administrative Agent revisions to Schedules 1.01, 1.02 and 3.14 and upon such delivery such schedules shall be deemed amended without the consent of any other party hereto, except that any revisions to any such Schedule shall be reasonably acceptable to the Administrative Agent.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche A Term Loan denominated in dollars to the Borrower on the Funding Date in a principal amount not exceeding its Tranche A Term Commitment and (b) to make Revolving Loans denominated in dollars or in any Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Borrower shall not request, and the Revolving Lenders shall not be required to fund, a Revolving Loan that is denominated in a Permitted Foreign Currency if, immediately after the making of such Revolving Loan, the Dollar Equivalent of the aggregate principal amount of all Revolving Loans then outstanding that are denominated in any Permitted Foreign Currency (including such requested Revolving Loan) would exceed $25,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans and (iii) each Borrowing denominated in any Permitted Foreign Currency (other than Euro) shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing or EURIBOR Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing or EURIBOR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of five Eurocurrency Borrowings and EURIBOR Borrowings in the aggregate at any time outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (other than a request for any Borrowing denominated in a Permitted Foreign Currency, which request shall be made in writing) (a) in the case of a Eurocurrency Borrowing denominated in dollars or EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Permitted Foreign Currency, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement denominated in dollars as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic imaging to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche A Term Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the currency and the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing;

(v) in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a), or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement denominated in dollars in accordance with Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that as of such date Sections 4.03(a) and 4.03(b) are satisfied.

If no election as to the Type of Borrowing is specified, other than with respect to Borrowings denominated in a Permitted Foreign Currency, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or EURIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period, each Swingline Lender severally agrees to make Swingline Loans, denominated in dollars, to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $10,000,000, (ii) the aggregate principal amount of the outstanding Swingline Loans made by such Swingline Lender exceeding the Revolving Commitment of such Swingline Lender (in its capacity as a Revolving Lender), (iii) such Swingline Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (iv) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that (A) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with the respective Revolving Commitments of the Swingline Lenders (in their capacities as Revolving Lenders). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligations hereunder to make its ratable portion of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic imaging to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan available to the Borrower by means of a credit to an account of the Borrower maintained with the Administrative Agent for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, to such Revolving Lenders and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lenders, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.03 unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified such Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such

Swingline Loan were then made (it being understood and agreed that, in the event such Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lenders the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by such Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lenders or to the Administrative Agent, as applicable, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary so long as the Borrower is a joint and several co-applicant in respect of such Letter of Credit), denominated in dollars or in a Permitted Foreign Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. Upon satisfaction of the conditions specified in Sections 4.02 and 4.03 on the Funding Date and the consummation of the Spin-Off, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable the such Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the Revolving Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment and (iv) following the effectiveness of any Maturity Date Extension Request with respect to the Revolving Commitments, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the applicable Existing Maturity Date shall not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to Section 2.22. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall given to the Administrative Agent written notice thereof as required under paragraph (l) of this Section.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed. For the avoidance of doubt, if the Revolving Maturity Date shall be extended pursuant to Section 2.22, “Revolving Maturity Date” as referenced in this paragraph shall refer to the Revolving Maturity Date as extended pursuant to Section 2.22; provided that, notwithstanding anything in this Agreement (including Section 2.22 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.03 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 12:00 noon, New York City time, on such Business Day, or (ii) otherwise, 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, in the case of an LC Disbursement denominated in dollars in an amount equal to or in excess of $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, then (A) if the applicable LC Disbursement relates to a Letter of Credit denominated in a currency other than dollars, Euros or Pounds Sterling, automatically and with no further action, the obligation to reimburse such LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, determined using the Exchange Rate calculated as of the date when such payment was due, of such LC Disbursement and (B) the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement (and the Dollar Equivalent thereof if the immediately preceding clause (A) is applicable), the currency and amount of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower in the currency of the applicable LC Disbursement (unless such LC Disbursement relates to a Letter of Credit denominated in a currency other than dollars, Euros or Pounds Sterling, in which case such payment shall be made in dollars), in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the applicable Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or other electronic imaging) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (or, in the case of clause (iii)(B) below, the Dollar Equivalent of such amount, determined in accordance with paragraph (e) of this Section) shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at (i) in the case of any LC Disbursement denominated in dollars, the rate per annum then applicable to ABR Revolving Loans (and payable in dollars), (ii) in the case of an LC Disbursement denominated in Euros or Pounds Sterling, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans or EURIBOR Revolving Loans (and payable in such currency) and (iii) in the case of an LC Disbursement denominated in any Permitted Foreign Currency other than Euros and Pounds Sterling, (A) in the case of any LC Disbursement that is reimbursed on or before the date such LC Disbursement is required to be reimbursed under paragraph (e) of this Section, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans or EURIBOR Revolving Loans (and payable in such currency) and (B) in the case of any LC Disbursement that is reimbursed after the date such LC Disbursement is required to be reimbursed under paragraph (e) of this Section, the rate per annum then applicable to ABR Revolving Loans (and payable in dollars); provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash and in the currency of each applicable Letter of Credit equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b), 2.20(c) or 2.22(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the tenth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination pursuant to this clause (k) shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination pursuant to this clause (k), the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement denominated in dollars as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Loans denominated in dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of Loans denominated in a Permitted Foreign Currency, the rate determined by the Administrative Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error) or (ii) in the case of the Borrower, the interest rate applicable to (A) in the case of Loans denominated in dollars, ABR Loans of the applicable Class and (B) in the case of Loans denominated in a Permitted Foreign Currency, the interest rate applicable to the subject Loan pursuant to Section 2.13. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type (provided that Eurocurrency Borrowings denominated in a Permitted Foreign Currency may not be converted into ABR Borrowings) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (other than a request pursuant to this Section with respect to a Borrowing denominated in a Permitted Foreign Currency, which request shall be made in writing) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic imaging to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Eurocurrency Borrowing denominated in a Permitted Foreign Currency or a EURIBOR Borrowing, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to Holdings or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) denominated in dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing (or Eurocurrency Borrowing of the applicable Class, as applicable) denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Permitted Foreign Currency or EURIBOR Borrowing shall be continued as a Eurocurrency Borrowing or a EURIBOR Borrowing, as applicable, with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Funding Date, and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date (or, if the Borrower has not delivered a Borrowing Request for a Borrowing under the Tranche A Term Commitments on the Funding Date, at 5:00 p.m., New York City time, on the Funding Date); provided that, unless the Funding Date has occurred, all Commitments shall terminate on the date that is 150 days after the Effective Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or the Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans then outstanding.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below, beginning with the date that is the last day of the first full fiscal quarter of Holdings after the Funding Date (it being understood that the Borrower shall not be required to make payments under this Section 2.10 on any date that is prior to the Funding Date) in the aggregate principal amount set forth opposite such date:

Date	Amount
December 31, 2014	$2,625,000
March 31, 2015	$2,625,000
June 30, 2015	$2,625,000
September 30, 2015	$2,625,000
December 31, 2015	$3,500,000
March 31, 2016	$3,500,000
June 30, 2016	$3,500,000
September 30, 2016	$3,500,000
December 31, 2016	$3,500,000
March 31, 2017	$3,500,000
June 30, 2017	$3,500,000
September 30, 2017	$3,500,000
December 31, 2017	$5,250,000
March 31, 2018	$5,250,000
June 30, 2018	$5,250,000
September 30, 2018	$5,250,000
December 31, 2018	$20,125,000
March 31, 2019	$20,125,000
June 30, 2019	$20,125,000
Tranche A Maturity Date	$20,125,000

Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Incremental Term Loans of any Class as provided in the applicable Incremental Facility Amendment.

(b) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Term Maturity Date and (ii) all Incremental Term Loans of any Class shall be due and payable on the maturity date set forth in the applicable Incremental Facility Amendment.

(c) Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed in writing by the Borrower (or, if the Borrower fails to so direct the application of any such prepayment, such prepayment shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of the applicable Class to be made pursuant to this Section in direct order of maturity); provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.23 shall be applied to subsequent scheduled repayments as provided in such Section and (C) if any Lender elects to decline a mandatory prepayment of a Term Borrowing in accordance with Section 2.11(e), then the portion of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments. Furthermore, in the event that the Term Loans of any Class are cancelled in accordance with Section 9.04(e)(v), the aggregate principal amount of Term Loans of such Class so cancelled shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably based on the amount of such scheduled repayments.

(d) Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic imaging) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to Section 2.16.

(b) In the event and on each occasion that (i) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment (other than as a result of any revaluation of the Dollar Equivalent of Revolving Loans or the LC Exposure on any Calculation Date in accordance with Section 1.06) or (ii) the Aggregate Revolving Exposure exceeds 105% of the Aggregate Revolving Commitments solely as a result of any revaluation of the Dollar Equivalent of Revolving Loans or the LC Exposure on any Calculation Date in accordance with Section 1.06, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days after such Net Proceeds are received), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds (or, if the Borrower or any of its Restricted Subsidiaries has incurred Indebtedness that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral permitted under Section 6.02, and such Indebtedness is required to be prepaid or redeemed with the net proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, then by such lesser percentage of such Net Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Proceeds based upon the aggregate principal amount of the Term Loans and such Indebtedness then outstanding); provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire real property, equipment or other assets to be used in the business of Holdings, the Borrower or their Restricted Subsidiaries or to enter into an acquisition permitted by this Agreement and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period (or within a period of 180 days thereafter if by the end of such initial 360-day period the Borrower or one or more Restricted Subsidiaries shall have entered into a binding agreement with a third party to acquire such real property, equipment or other assets or to make an acquisition permitted by this Agreement), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Borrowings and Revolving Borrowings (but only to the extent accompanied by a permanent reduction of the corresponding Commitment) made pursuant to paragraph (a) of this Section during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s prepayment computation pursuant to this paragraph (d)), after the end of such fiscal year but prior to the date on which the prepayment pursuant to this Section 2.11(d) for such fiscal year is required to have been made); provided further that, in the case of any Term Loan prepaid in connection with the purchase thereof by a Purchasing Borrower Party pursuant to Section 9.04(e) at a discount to par, the prepayment required pursuant to this Section 2.11(d) shall be reduced, with respect to the prepayment of such Term Loan, only by the actual amount of cash paid to the applicable Lender or Lenders in connection with such purchase. Each prepayment pursuant to this paragraph shall be made no later than five days after the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event not later than five days after the last day on which such financial statements may be delivered in compliance with such Section).

(e) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche A Term Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic imaging) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than (x) an optional prepayment pursuant to paragraph (a) of this Section or (y) a mandatory prepayment triggered by an event described in clause (a) of the definition of the term “Prepayment Event”, neither of which may be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans may be retained by the Borrower.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lenders) by telephone (confirmed by hand delivery, facsimile or other electronic imaging) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” by a Foreign Subsidiary (“Foreign Subsidiary Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries, in either case are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences to the Borrower and its Subsidiaries (taken as a whole) with respect to such amount, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Proceeds), (x) the Borrower applies an amount equal to the amount of such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary).

(h) In the event the Spin-Off has not been consummated on or prior to the first calendar day following the Funding Date, (i) the Borrower shall prepay in full the aggregate principal amount of Loans outstanding within one Business Day thereafter without premium or penalty, together with accrued but unpaid interest to, but not including, the date of such repayment, (ii) the Commitments shall automatically terminate and (iii) any Letters of Credit shall be cash collateralized in accordance with Section 2.05(i).

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender for the period from and including the Funding Date to but excluding the date on which the Revolving Commitments terminate (or are otherwise reduced to zero), a commitment fee which shall accrue at the Applicable Rate on the average daily unused amount of the aggregate Revolving Commitment of such Revolving Lender. Such accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which all the Revolving Commitments terminate, commencing on the first such date to occur after the Funding Date. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date on which all of such Lender’s Revolving Commitments terminate and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date of termination of all the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Funding Date; provided that all such fees shall be payable on the date on which all the Revolving Commitments terminate and any such fees accruing after the date on which all the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee equal to a percentage to be mutually agreed by the Borrower and the Administrative Agent. The upfront fees payable pursuant to this Section 2.12(d) shall be payable on the Funding Date and shall be subject to the occurrence of the Funding Date.

(e) If the Funding Date has not occurred prior to the date that is 60 days after the Effective Date (the “Ticking Fee Commencement Date”), then the Borrower agrees to pay to the Administrative Agent for the account of each Lender for the period from and including the Ticking Fee Commencement Date to but excluding the earlier of (i) the Funding Date and (ii) the date on which the Commitments terminate (or are otherwise reduced to zero) (such earlier date, the “Ticking Fee Payment Date”), a ticking fee which shall accrue at a rate per annum equal to 0.45% on the aggregate amount of the Commitments of such Lender. Such accrued ticking fees shall be payable in arrears on the Ticking Fee Payment Date.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

(g) All commitment fees, participation fees, fronting fees and ticking fees payable pursuant to this Section 2.12 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising (i) each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and (ii) each EURIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any

Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest computed with respect to any Borrowing denominated in Pounds Sterling, in each case shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day; provided that, if a Loan, or a portion thereof, is repaid on the same day on which such Loan is made, one day’s interest shall accrue on the portion of such Loan so prepaid). The applicable Alternate Base Rate, Adjusted LIBO Rate or Adjusted EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or EURIBOR Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone, facsimile or other electronic imaging as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected Eurodollar Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in dollars, be continued as an ABR Borrowing or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii)

any Borrowing Request for an affected Eurodollar Borrowing or EURIBOR Borrowing shall (A) in the case of a Borrowing denominated in dollars, be deemed a request for an ABR Borrowing or (B) in all other cases, be ineffective (and no Lender shall be obligated to make a Loan on account thereof).

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity requirements), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section in respect of any Change in Law described in the proviso to the definition of the term “Change in Law” unless such Lender has certified in writing to the Borrower that it is the general policy or practice of such Lender to demand such compensation in similar circumstances from similarly-situated borrowers.

(f) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loan or EURIBOR Loan, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or EURIBOR Loans or to convert ABR Borrowings into Eurocurrency Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (and each Lender agrees to give such notify promptly after such circumstance no longer exist). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (i) with respect to Eurocurrency Loans of such Lender denominated in dollars, convert all such Eurocurrency Loans of such Lender to ABR Loans, on the last of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (ii) with respect to Eurocurrency Loans of such Lender denominated in a Permitted Foreign Currency and EURIBOR Loans of such Lender, prepay all such Eurocurrency Loans and/or EURIBOR Loans of such Lender, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay to the applicable Lender accrued interest on the amount of the applicable Loans so prepaid or converted.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of such Indemnified Tax has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) or 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor thereto) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor thereto) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor thereto); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment or designation of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee, to the Borrower or any Subsidiary or other Affiliate thereof in a transaction that complies with the terms of Section 9.04(e). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.17(e), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any compliance certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Leverage Ratio), then the Borrower shall pay to the Administrative Agent, for distribution to the Lenders and the Issuing Banks (or former Lenders and Issuing Banks) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender has requested compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has become a Declining Lender under Section 2.22, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender, then:

(i) all or any part of the Swingline Exposure (other than (x) any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) and (y) the portion of the Swingline Exposure referred to in clause (b) of the definition thereof) and LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(f)) of such Defaulting Lender shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Revolving Lenders’ Revolving Commitments; provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Dollar Issuing Banks the portion of such Defaulting Lender’s Dollar LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, Holdings, the Borrower, each Swingline Lender and each applicable Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused the applicable Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure, as applicable, of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

SECTION 2.21. Incremental Extensions of Credit. (a) At any time and from time to time, commencing on the Funding Date and ending on the Latest Maturity Date (or, in the case of any Revolving Commitment Increase (as defined below), on the Revolving Maturity Date), subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) to add one or more additional tranches of term loans (the “Incremental Term Loans”), (ii) solely during the Revolving Availability Period, one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans and any Alternative Incremental Facility Debt, the “Incremental Extensions of Credit”) or (iii) to incur Alternative Incremental Facility Debt, in an aggregate principal amount (for all Incremental Extensions of Credit made on and after the Funding Date) of up to $40,000,000; provided that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment or the incurrence of such Alternative Incremental Facility Debt, (A) no Default or Event of Default has occurred and is continuing or shall result therefrom (provided that in the event the proceeds of any Incremental Extension of Credit are used to finance any investment permitted hereunder, such condition precedent set forth in this clause (A) may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Extension of Credit, without the consent of any other Lenders), (B) the representations and warranties of Holdings, the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit (provided that in the event the proceeds of any Incremental Extension of Credit are used to finance any investment permitted hereunder, such condition precedent set forth in this clause (B) may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Extension of Credit, without the consent of any other Lenders), (C) after giving effect to such Incremental Extension of Credit and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Extension of Credit shall have been funded on such date), Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower (provided that in the event the proceeds of any Incremental Extension of Credit are used to finance any investment permitted hereunder, such condition precedent set forth in this clause (C) shall be required to be satisfied as of the date on which the binding agreement for such investment is entered into rather than the date of effectiveness of the applicable Incremental Extension of Credit) and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in the clauses (A), (B) and (C) above, together with reasonably detailed calculations demonstrating compliance with clause (C) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or 5.01(b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period). Each Class of Incremental Term Loans and each Revolving Commitment Increase shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b) The Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Tranche A Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche A Term Loans and (iii) other than amortization, pricing and maturity date, shall be on terms that are identical to the terms with respect to the Tranche A Term Loans and shall be made on conditions determined by the Borrower and the Lenders providing such Incremental Term Loans; provided that (A) if the Weighted Average Yield relating to any Incremental Term Loans exceeds the Weighted Average Yield relating to the Tranche A Term Loans (after giving effect to any amendments to the applicable margin on the Tranche A Term Loans prior to the time that such Incremental Term Loans are made) immediately prior to the effectiveness of the applicable Incremental Facility Amendment, then the Applicable Rate relating to the Tranche A Term Loans shall be adjusted so that the Weighted Average Yield relating to such Incremental Term Loans shall not exceed the Weighted Average Yield relating to the Tranche A Term Loans; provided that (x) the requirements of this clause (A) shall not apply to any Incremental Term Loan the maturity date of which is at least two years after the Tranche A Term Maturity Date and (y) if the Adjusted LIBO Rate or the Adjusted EURIBO Rate in respect of the Tranche A Term Loans or such Incremental Term Loans includes an interest rate “floor”, then such interest rate “floor”, to the extent greater than the Adjusted LIBO Rate or the Adjusted EURIBO Rate (in each case, assuming a three-month Interest Period and without giving effect to any interest rate “floor” set forth in the definition thereof) immediately prior to the effectiveness of the applicable Incremental Facility Amendment, shall be equated to interest margin (calculated by the Administrative Agent in accordance with its customary practice) for purposes of determining whether an increase to the Applicable Rate relating to the Tranche A Term Loans shall be required, (B) any Incremental Term Loan shall not have (1) a final maturity date earlier than the Tranche A Term Maturity Date or (2) a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the then-remaining Tranche A Term Loans and (C) one or more additional financial maintenance covenants may be added to this Agreement for the benefit of any Incremental Term Loans so long as such financial maintenance covenants are for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that the applicable Incremental Facility Amendment becomes effective.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments in respect of any Incremental Term Loans or Revolving Commitment Increase shall be reasonably satisfactory to the Borrower and the Administrative Agent (and, in the case of any Revolving Commitment Increase, each Issuing Bank and each Swingline Lender) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Commitments in respect of any Incremental Term Loans or Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)).

(d) On the date of effectiveness of any Revolving Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Revolving Commitment Increase shall be deemed to be repaid, (ii) each Revolving Commitment Increase Lender that shall have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the amount, if any, by which (A) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings (as hereinafter defined) exceeds (B) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, (iii) each Revolving Commitment Increase Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the amount, if any, by which (A) (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, exceeds (B) (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing

Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Revolving Commitment Increase occurs other than on the last day of the Interest Period relating thereto. Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and participations hereunder in Swingline Loans, in each case held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage. Each Revolving Commitment Increase shall be on the same terms as are applicable to the Revolving Loans; provided that (A) the Borrower may increase the Applicable Rate applicable to the Revolving Loans and the Revolving Commitments in connection with any Revolving Commitment Increase if, after the effectiveness of the applicable Incremental Facility Amendment, such increased Applicable Rate applies to all Revolving Loans and Revolving Commitments, (B) if the Weighted Average Yield relating to the Revolving Commitments (and the Revolving Loans made thereunder) in respect of any Revolving Commitment Increase exceeds the Weighted Average Yield relating to the Revolving Loans and Revolving Commitments (after giving effect to any amendments to the applicable margin on the Revolving Loans and the Revolving Commitments prior to the time that such Revolving Commitment Increase becomes effective) immediately prior to the effectiveness of the applicable Incremental Facility Amendment, then the Borrower shall pay to the Revolving Lenders existing immediately prior to the effectiveness of such Incremental Facility Amendment an additional amount so that the Weighted Average Yield relating to the Revolving Commitments (and the Revolving Loans to be made thereunder) in respect of such Revolving Commitment Increase shall not exceed the Weighted Average Yield relating to the Revolving Loans and the Revolving Commitments outstanding immediately prior to the effectiveness of such Incremental Facility Amendment and (C) one or more additional financial maintenance covenants may be added to this Agreement for the benefit of any Revolving Commitment Increase so long as such financial maintenance covenants are for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that the applicable Incremental Facility Amendment becomes effective.

SECTION 2.22. Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then-existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section. Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the

Existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type and currency of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder:

(i) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.05(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Aggregate Revolving Exposure would exceed the aggregate amount of the Revolving Commitments so extended);

(ii) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.03, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and

(iii) solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.03, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in clauses (a) and (b) of Section 4.03 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f) The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

SECTION 2.23. Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, obtain Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made or on which such Refinancing Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) no Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing;

(ii) substantially concurrently with the incurrence of any Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Term Borrowings of the applicable Class (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness, and any such prepayment of Term Borrowings of such Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.09(a) ratably;

(iii) substantially concurrently with the effectiveness of any Refinancing Revolving Commitments, the Borrower shall reduce then outstanding Revolving Commitments in an aggregate amount equal to the aggregate amount of such Refinancing Revolving Commitments and shall make any prepayments of the outstanding Revolving Loans required pursuant to Section 2.08 in connection with such reduction, and any such reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments; and

(iv) such notice shall set forth, with respect to any Refinancing Term Loan Indebtedness established thereby in the form of Refinancing Term Loans or with respect to any Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class), to the extent applicable, the following terms thereof: (A) the designation of such Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, as a new “Class” for all purposes hereof, (B) the stated termination and maturity dates applicable to the Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class, (C) in the case of Refinancing Term Loans, amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (D) the interest rate or rates applicable to the Refinancing Term Loans or Refinancing Revolving Loans, as applicable, of such Class, (E) the fees applicable to the Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class, (F) in the case of Refinancing Term Loans, any original issue discount applicable thereto, (G) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans or Refinancing Revolving Loans, as applicable, of such Class, (H) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are materially more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class and (I) any financial maintenance covenant with which Holdings and the Borrower shall be required to comply (provided that any such financial maintenance covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that the applicable Refinancing Facility Agreement becomes effective).

(b) Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness or the Refinancing Revolving Commitments may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments, as the case may be.

(c) Any Refinancing Term Loans and any Refinancing Revolving Commitments shall be established pursuant to a Refinancing Facility Agreement executed and delivered by Holdings, the Borrower, each Refinancing Term Lender providing such Refinancing Term Loans or each Refinancing Revolving Lender providing such Refinancing Revolving Commitments, as the case may be, and the Administrative Agent, which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender). Each Refinancing Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section 2.23, including any amendments necessary to treat such Refinancing Term Loans or Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) as a new “Class” of commitments or loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower (with respect to itself and, where applicable, its respective Subsidiaries) represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Due Execution and Delivery; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) as of the date such Loan Document is executed, will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents, (ii) consents, approvals, registrations or filings which have been obtained or made and are in full force and effect or (iii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration that would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent Holdings’ consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, audited and reported on by Deloitte & Touche LLP, independent public accountants (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit) and (ii) as of and for the fiscal quarters and portions of the fiscal year ended March 31, 2014, and June 30, 2014 (and comparable periods for the prior fiscal year) certified by a Financial Officer of Holdings. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings, the Borrower and the Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Administrative Agent (i) Holdings’ pro forma condensed combined balance sheet as of June 30, 2014, and (ii) Holdings’ related pro forma condensed combined statements of operations for the 12-month period ending on June 30, 2014, each prepared giving effect to the Transactions and the other transactions contemplated hereby as if the Transactions and such other transactions had occurred, in the case of such balance sheet, on such date and, in the case of such statements of operations, on the first day of the twelve-month period ending on such date. Such pro forma financial statements have been prepared by the Borrower in good faith based on assumptions believed by Holdings and the Borrower on the date hereof to be reasonable.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since December 31, 2013.

SECTION 3.05. Properties. (a) Each of Holdings, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its property necessary for the conduct of its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes. All such property is free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of Holdings, the Borrower and each Restricted Subsidiary owns, or has secured the rights to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted or as currently proposed to be conducted, and the use thereof by Holdings, the Borrower and each Restricted Subsidiary does not infringe upon the rights of any other Person, except, in each case, for any such failures to own or have rights to use, or any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any trademarks, trade names, copyrights, patents or other intellectual property owned or used by Holdings, the Borrower or any Restricted Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened against Holdings, the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) As of the Effective Date, none of Holdings, the Borrower or any Restricted Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary and solely for purposes of the representations and warranties to be given on the Funding Date, threatened against or affecting Holdings, the Borrower or any Restricted Subsidiary or any business, property or rights (other than intellectual property rights, which are addressed in Section 3.05(b)) of any such Person (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) has any present or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, past operations or properties subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material impacts or environmental clean-up, (v) has any contingent liability with respect to any Release, environmental pollution or Hazardous Material impacts on any real property now or previously owned, leased or operated by it or (vi) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Anti-Terrorism Laws; Anti Corruption Laws. Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower, the Subsidiaries and their respective officers and employees, and, to the knowledge of Holdings and the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, the Borrower, any Subsidiary or, to the knowledge of Holdings, the Borrower or such Subsidiary, any of their respective directors, officers or employees or (b) to the knowledge of Holdings or the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.09. Investment Company Status. None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.10. Federal Reserve Regulations. None of Holdings, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.11. Taxes. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and each Restricted Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and where Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP.

SECTION 3.12. ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) the present value of all accumulated benefits obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.13. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of Holdings, the Borrower or any Restricted Subsidiary to the Arrangers, the

Administrative Agent, any Issuing Bank or any Lender on or before the Funding Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Funding Date, as of the Funding Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

SECTION 3.14. Subsidiaries. As of the Spin-Off Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. As of the Spin-Off Date, Schedule 3.14 sets forth the name of, and the ownership interest of Holdings, the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Spin-Off Date. As of the Spin-Off Date, the Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and any Liens permitted by Section 6.02). Except as set forth in Schedule 3.14, as of the Spin-Off Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings, the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the Borrower or any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribed for or purchase any Equity Interests in the Borrower or any Subsidiary.

SECTION 3.15. Labor Matters. As of the Funding Date, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against Holdings, the Borrower or any Restricted Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened and (ii) there are no unfair labor practice complaints pending against Holdings, the Borrower or any Restricted Subsidiary or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against any of them before the National Labor Relations Board or other Governmental Authority.

SECTION 3.16. Solvency. As of the Spin-Off Date, immediately after the consummation of the Transactions to occur on the Spin-Off Date, and giving effect to the rights of indemnification, subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Spin-Off Date. For purposes of this Section, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.17. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) and (i) when such Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) (subject to subsections (b) and (c) of this Section 3.17) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Funding Date).

SECTION 3.18. Designation as Senior Debt. All Obligations shall be designated as “Senior Indebtedness” and “Designated Senior Indebtedness” or a similar term or designation for purposes of and as defined in, any documentation with respect to any subordinated Indebtedness.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement and the Commitments hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Simpson Thacher & Bartlett LLP, counsel for Holdings, the Borrower and the Restricted Subsidiaries, and Barnes & Thornburg LLP, Indiana counsel for Holdings, the Borrower and the Restricted Subsidiaries, (i) dated as of the Effective Date and (ii) covering such matters relating to Holdings and the Borrower or this Agreement as the Administrative Agent shall reasonably request. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Holdings and the Borrower, the authorization of the Transactions and any other legal matters relating to Holdings and the Borrower or this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming that, after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

(e) The Administrative Agent shall have received, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by Holdings or the Borrower on the Effective Date under any agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and Holdings or the Borrower, on the other hand.

(f) The Administrative Agent shall have received the financial statements, opinions and certificates referred to in (i) Section 3.04(a) and (ii) Section 3.04(b).

(g) The Administrative Agent shall have received a detailed business plan of Holdings, the Borrower and its Restricted Subsidiaries for the fiscal years 2014 through 2018 (including but not limited to quarterly projections for each of the fiscal years of Holdings ending December 31, 2014, and December 31, 2015).

(h) The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested at least ten Business Days prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Funding Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party thereto either (i) a counterpart of each Loan Document (excluding the Mortgages, which shall be delivered in accordance with Section 5.13) signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of each Loan Document) that such party has signed a counterpart of each Loan Document (excluding the Mortgages, which shall be delivered in accordance with Section 5.13).

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Simpson Thacher & Bartlett LLP, counsel for Holdings, the Borrower and the Restricted Subsidiaries, and Barnes & Thornburg LLP, Indiana counsel for Holdings, the Borrower and the Restricted Subsidiaries, (i) dated as of the Funding Date and (ii) covering such matters relating to the Loan Parties or the Loan Documents as the Administrative Agent shall reasonably request. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 (for purposes of the conditions set forth in paragraphs (a) and (b) of Section 4.03, after giving effect to the consummation of the Spin-Off).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced at least two Business Days prior to the Funding Date, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) incurred between the Effective Date and the Funding Date required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand; provided that such amounts may be offset against the proceeds of the Tranche A Term Loans.

(f) The Collateral and Guarantee Requirement shall have been satisfied to the extent applicable and the Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security Document, except as otherwise set forth in the Collateral and Guarantee Requirement or Section 5.13. The Administrative Agent shall have received a completed Perfection Certificate dated the Funding Date and signed by a Financial Officer or legal officer of each of Holdings and the Borrower, together with all attachments contemplated thereby, including (i) the results of a bring-down search of the Uniform Commercial Code (or equivalent) filings and Federal and State tax filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate, in each case that are reasonably requested by the Administrative Agent, (ii) copies of the financing statements (or similar documents) disclosed by such search and (iii) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of the Loans on the Funding Date be released or terminated.

(g) The Administrative Agent shall have received evidence that the flood insurance required by Section 5.07 is in effect.

(h) The Lenders shall have received a certificate from a Financial Officer of Holdings, substantially in the form of Exhibit J, certifying as to the solvency of Holdings and its Restricted Subsidiaries as of the Spin-Off Date on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

(i) The Transactions shall have been consummated, or shall be consummated substantially concurrently with the initial Borrowing, in accordance with applicable law in all material respects and, in all material respects, consistent with the information set forth in the Form 10 (it being understood that the Spin-Off shall be deemed to have been consummated substantially concurrently with the initial Borrowing to the extent that the Spin-Off occurs promptly after 12:00 a.m., New York City time, on the first calendar day following the date on which the initial Borrowing occurs).

(j) The Lenders shall have received a copy of the most recently available version of each material Spin-Off Document and each other Spin-Off Document requested by the Administrative Agent, each certified by a Financial Officer of Holdings as being complete and correct. The terms of the Distribution Agreement shall not contain any modifications from the information set forth in the Form 10, as filed with and declared effective by the SEC and as the same may be amended, supplemented or modified on or prior to the date that is three Business Days prior to the Effective Date, that are material and adverse to the rights or interests of the Lenders without the prior written approval of the Administrative Agent (it being understood that the inclusion of information in the Distribution Agreement for which there is a placeholder in the Form 10, such as the distribution ratio and the distribution and record, dates, shall not be deemed to be material and adverse to the rights or interests of the Lenders), and no term or condition of the Distribution Agreement or any related agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Lenders without the prior written approval of the Administrative Agent.

(k) All conditions to the Spin-Off set forth in the Form 10 and in the Distribution Agreement (other than the funding of the Loans) shall have been satisfied or shall be satisfied substantially concurrently with the initial Borrowing (or shall have been waived, amended or otherwise modified in a manner not material and adverse to the rights or interests of the Lenders without the prior written approval of the Administrative Agent), it being understood that such conditions shall be deemed to have been satisfied substantially concurrently with the initial Borrowing to the extent that such conditions are satisfied promptly after 12:00 a.m., New York City time, on the first calendar day following the date on which the initial Borrowing occurs. There shall be no material payments or distributions by Holdings or any of its subsidiaries to Exelis or any of its subsidiaries (other than Holdings and its subsidiaries) in connection with the Spin-Off, other than the payment of the Funding Date Distribution and, if applicable, the Working Capital Adjustment.

(l) The Lenders that have executed a non-reliance letter in form and substance satisfactory to the applicable solvency opinion provider shall have received a copy of the solvency opinion delivered to the Board of Directors of Exelis (or, if applicable, of Holdings or the Borrower) in connection with the Spin-Off (provided that the Administrative Agent and the Lenders shall not be required to be addressees or beneficiaries of such opinion).

(m) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, none of Holdings, the Borrower or any Restricted Subsidiary shall have outstanding any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) other Indebtedness permitted under Section 6.01.

(n) The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.03.

(o) On the Funding Date, immediately after giving effect to the Transactions (other than the Spin-Off), Holdings, the Borrower and the Subsidiaries (determined after giving pro forma effect to the Spin-Off) will have cash on hand of not less than $25,000,000.

(p) The Borrower shall have received written notice from the Defense Contract Management Agency, either through the Divisional Administrative Contracting Officer (DACO) or her delegate, that its accounting system is approved (i.e., is an “acceptable accounting system” as defined in the Department of Defense Federal Acquisition Regulation Supplement (“DFARS”) § 252.242-7006) and that the withholds applied on April 30, 2014, under DFARS § 252.242-7005 have been discontinued.

(q) No action or event shall have occurred during the period from and including the Effective Date to and including the Funding Date which would have constituted a non-compliance by Holdings or the Borrower with each of the covenants set forth in Articles V (other than Sections 5.01, 5.03, the second sentence of 5.07, 5.10, 5.11, 5.12, 5.13 and 5.15) and VI (other than Sections 6.12 and 6.13 and provided that, solely for purposes of this clause (q), transactions with Exelis or any of its subsidiaries under or in connection with the Transactions or conducted consistent with prior practice shall not be deemed to constitute non-compliance by Holdings or the Borrower with the covenant set forth in Section 6.09) of this Agreement as if such covenants had been effective from and including the Effective Date (it being understood, for the avoidance of doubt, that the covenants in Articles V and VI of this Agreement shall not be effective prior to the Funding Date); provided that if any such action or event shall have occurred with respect to any such covenant, the condition precedent in this paragraph (q) shall nonetheless be satisfied if such action or event has been cured with respect to such covenant if, as of the Funding Date, Holdings and the Borrower are in compliance with such covenant.

(r) The Borrower shall have delivered an executed promissory note to each Lender that has requested a promissory note pursuant to Section 2.09(c) prior to the Funding Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on the date that is 150 days after the Effective Date.

SECTION 4.03. Each Credit Event. The obligations of the Lenders to make Loans on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.03) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.

ARTICLE V

Affirmative Covenants

From and including the Funding Date and until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. In the case of Holdings, Holdings will furnish to the Administrative Agent, which shall furnish to each Lender, the following:

(a) within 90 days after the end of each fiscal year of Holdings (or such later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Holdings gives the Administrative Agent notice of any such extension), its audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated subsidiaries, which requirement to deliver a narrative report shall be satisfied by the filing by Holdings with the SEC of the requisite Form 10-K for such fiscal year;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Holdings gives the Administrative Agent notice of any such extension), beginning with the first full fiscal quarter of Holdings after the Spin-Off Date, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries, which requirement to deliver a narrative report shall be satisfied by the filing by Holdings with the SEC of the requisite Form 10-Q for such fiscal year;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under clause (a) above, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2015, of Excess Cash Flow, (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of Holdings’

audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(d) concurrently with any delivery of financial statements under clause (a) above, a detailed consolidated budget for the then current fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year (and as of the end of and for each fiscal quarter in such fiscal year) and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f) promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

(g) promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 5.08 and Section 9.12, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Issuing Bank or any Lender may reasonably request.

Information required to be furnished pursuant to clause (a), (b) or (f) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Restricted Subsidiary, affecting Holdings, the Borrower or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Holdings or the Borrower to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document; and

(c) any other development (including notice of any matter or event that could give rise to an Environmental Liability or ERISA Event) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) Holdings will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), Holdings shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Funding Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Funding Date).

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) Holdings, the Borrower and each of its Restricted Subsidiaries from allowing its respective patents, copyrights, trademarks and trade names to lapse, expire or become abandoned in the ordinary course of business or its reasonable business judgment, as applicable.

SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its material obligations (other than Indebtedness and any obligations in respect of any Hedging Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors, together with “life of loan” flood zone determinations. Holdings will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise the rights under this Section 5.08 more often than two times during any calendar year; provided further that none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.09. Compliance with Laws. Each of Holdings and the Borrower will, and will take reasonable action to cause each of its Restricted Subsidiaries to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its operations or property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, their Subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10. Use of Proceeds; Letters of Credit. (a) The proceeds of the Tranche A Term Loans, together with cash on hand, will be used (i) for the payment of fees and expenses payable in connection with the Transactions, (ii) for the payment of the Funding Date Distribution and (iii) with respect to any cash remaining on the balance sheet of the Borrower after giving effect to the Transactions, for working capital and other general corporate purposes (including acquisitions permitted by this Agreement). The proceeds of the Revolving Loans and the Swingline Loans, as well as the proceeds of any Incremental Extension of Credit (unless otherwise provided in the applicable Incremental Facility Amendment), will be used for working capital and other general corporate purposes (including acquisitions permitted by this Agreement) of Holdings, the Borrower and the Restricted Subsidiaries. The proceeds of the Revolving Loans and the Swingline Loans may also be used for other transactions not prohibited by this Agreement. No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10. Letters of Credit will be used by Holdings, the Borrower and the Restricted Subsidiaries for general corporate purposes.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) otherwise in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.11. Additional Subsidiaries. If any additional Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) after the Funding Date, then Holdings will, as promptly as practicable and, in any event, within 60 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary), notify the Administrative Agent thereof and, to the extent applicable, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.12. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each of its Subsidiaries that is a Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to, and shall cause each of its Subsidiaries that is a Subsidiary Loan Party to, provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Funding Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), Holdings will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, Holdings will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.13. Post-Effective Date Matters. (a) Within one calendar day after the Funding Date, (i) the Borrower shall cause the Funding Date Distribution to be paid and (ii) the Spin-Off shall be consummated.

(b) As promptly as practicable, and in any event within 90 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing), after the Funding Date, Holdings and the Borrower shall, and shall cause each of its Subsidiaries that is a Loan Party to, deliver all Mortgages and Control Agreements that are required to be delivered pursuant to the Collateral and Guarantee Requirement, except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.14. Designation of Subsidiaries. Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of Holdings, and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b), and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the parent company of such Subsidiary therein under Section 6.04(r) at the date of designation in an amount equal to the net book value of such parent company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an investment by such Subsidiary in any investments of such Subsidiary, in each case existing at such time.

SECTION 5.15. Spin-Off Documents. No term or condition set forth in the most recently available version of any Spin-Off Document shall be waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Lenders without the prior written approval of the Administrative Agent. Holdings shall deliver a copy of an executed version of each Spin-Off Document previously delivered in draft form under Section 4.02(j) promptly after execution.

ARTICLE VI

Negative Covenants

From and including the Funding Date and until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full, and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees (provided that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no provision of this Agreement or any other Loan Document shall prevent or restrict the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article VI) or any other Loan Document) with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. Neither Holdings nor the Borrower will, nor will Holdings or the Borrower permit any of their respective Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness existing on the Effective Date or the Spin-Off Date and, in each case, set forth in Schedule 6.01(b) (for purposes of clarity, as of the Effective Date), any Refinancing Indebtedness in respect thereof and any intercompany Indebtedness existing on the Effective Date or the Spin-Off Date arising out of, or in connection with, the Transactions; provided that, for so long as any letter of credit set forth on Schedule 6.01(b) is outstanding, the face amount of such letter of credit shall reduce, on a dollar-for-dollar basis, the LC Sublimit;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower or any Subsidiary Loan Party to any Restricted Subsidiary that is not a Subsidiary Loan Party shall, on and after the Funding Date, be subordinated to the Obligations on the terms set forth in the Global Intercompany Note;

(d) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section (other than clause (b) or (f)), (ii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e) (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the

Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above; provided that the aggregate principal amount of Indebtedness permitted by this clause (e), together with any sale and leaseback transaction incurred pursuant to Section 6.06, shall not exceed $10,000,000 at any time outstanding;

(f) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Funding Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted by Section 6.04; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause (i) above;

(g) other Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(h) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(j) Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

(k) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(l) Indebtedness in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under Section 6.04;

(m) Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23; provided that the Net Proceeds thereof are used to make the prepayments required under clause (a)(ii) of Section 2.23;

(n) Alternative Incremental Facility Debt; provided that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21;

(o) Indebtedness representing deferred compensation to directors, officers, consultants or employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(p) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 6.08;

(q) Indebtedness of the Borrower or any other Loan Party that is unsecured or secured by the Collateral on a second-lien, subordinated basis to the Obligations (and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral) if, after giving effect to the incurrence thereof and the application of the proceeds thereof, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) Holdings is in compliance with Sections 6.12 and 6.13;

(r) Indebtedness consisting of indemnification obligations under the Spin-Off Documents with respect to letters of credit outstanding as of the Spin-Off Date and listed on Schedule 6.01(r); provided that the Borrower shall use commercially reasonable efforts to cause such letters of credit to be returned or replaced as soon as practicable after the Spin-Off Date;

(s) obligations in respect of the Working Capital Adjustment to the extent constituting Indebtedness; and

(t) Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money.

SECTION 6.02. Liens. Neither Holdings nor the Borrower will, nor will Holdings or the Borrower permit any of their respective Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Effective Date or the Spin-Off Date and, in each case, set forth in Schedule 6.02 (for purposes of clarity, as of the Effective Date); provided that (i) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date or the Spin-Off Date, as applicable, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Funding Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Holdings, the Borrower or any Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(f) as Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (e)(i) of Section 6.01 or any Refinancing Indebtedness in respect thereof permitted by clause (e)(ii) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (ii) shall not apply to any Refinancing Indebtedness permitted by clause (e)(ii) of Section 6.01 or any Lien securing such Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 6.01(e) at any time outstanding and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(f) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g) in the case of (i) any Restricted Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(i) Liens on Collateral securing (i) any Permitted Pari Passu Refinancing Debt, Permitted Second Priority Refinancing Debt or Alternative Incremental Facility Debt or (ii) any secured Indebtedness permitted to be incurred under Section 6.01(q); provided that, in the case of each of clauses (i) and (ii), such Liens are subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(j) Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01; and

(k) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations at any time outstanding that are secured thereby does not exceed $5,000,000.

SECTION 6.03. Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any of their Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity or the surviving entity (the “Successor Borrower”) (A) is organized under the laws of the United States of America, (B) expressly assumes the Borrower’s obligations under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Collateral Agreement (and, if reasonably requested by the Administrative Agent, each other applicable Security Document) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement; provided that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement, (ii) any Person (other than Holdings and the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party, (iii) any Restricted Subsidiary other than the Borrower may merge into or consolidate with any Person in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04, and (v) the Borrower or any Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect a disposition permitted pursuant to Section 6.05.

(b) The Borrower will not, and Holdings and the Borrower will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type to be conducted by the Borrower and the Restricted Subsidiaries as described in the Form 10 and businesses reasonably related, incidental or ancillary thereto.

(c) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Holdings will not (i) engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto and compliance with its obligations under the Loan Documents, (ii) own or acquire any assets (other than Equity Interests of the Borrower, cash and Permitted Investments), (iii) incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities) or (iv) incur or permit to exist any Liens on any of its assets (other than the Liens created by the Loan Documents and Liens imposed by law).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior to such merger or consolidation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) cash and Permitted Investments;

(b) investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the majority of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary if, at the time the binding agreement for such investment is entered into, after giving effect to such investment, (x) Holdings would be in compliance with Sections 6.12 recomputed on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower prior to such date and (y) the Total Leverage Ratio recomputed on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower prior to such date shall not be greater than 2.75 to 1.00; provided that (i) such investment was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (ii) no Event of Default has occurred and is continuing at the time the binding agreement for such investment is entered into, (iii) all actions required to be taken with respect to such acquired Restricted Subsidiary or such acquired assets under Sections 5.11 and 5.12 shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) and (iv) the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Restricted Subsidiaries that do not become Loan Parties shall not exceed, at the time such investment is made and after giving effect thereto, $5,000,000;

(c) (i) investments (including intercompany loans and advances) existing on the Funding Date or the Spin-Off Date in the Borrower and the Restricted Subsidiaries arising out of, or in connection with, the Transactions and (ii) other investments existing on the Effective Date or the Spin-Off and, in each case, set forth on Schedule 6.04 (for purposes of clarity, as of the Effective Date);

(d) investments by Holdings in the Borrower and by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (ii) the aggregate outstanding amount of such investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under subclause (ii) of the proviso to clause (e) of this Section and outstanding Guarantees permitted under the proviso to clause (f) of this Section) shall not exceed $10,000,000 (in each case determined without regard to any write-downs or write-offs); provided that if any such investment under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (r) of this Section, the amount available under this clause (d) shall not be reduced by the amount of any such investment loan or advance which reduces the basket under clause (r) of this Section);

(e) loans or advances made by Holdings or the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced, on and after the Funding Date, by a promissory note pledged pursuant to the Collateral Agreement and (ii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with investments permitted under subclause (ii) of the proviso to clause (d) of this Section and outstanding Guarantees permitted under the proviso to clause (f) of this Section) shall not exceed $10,000,000 (in each case determined without regard to any write-downs or write-offs); provided that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (r) of this Section, the amount available under this clause (e) shall not be reduced by the amount of any such investment loan or advance which reduces the basket under clause (r) of this Section);

(f) Guarantees of Indebtedness that is permitted under Section 6.01 and other obligations, in each case of Holdings, the Borrower or any Restricted Subsidiary; provided that the total of the aggregate outstanding principal amount of Indebtedness and the aggregate amount of other obligations, in each case of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under subclause (ii) of the proviso to clause (d) of this Section and intercompany loans permitted under subclause (ii) to the proviso to clause (e) of this Section) shall not exceed $10,000,000 (in each case determined without regard to any write-downs or write-offs);

(g) loans or advances to directors, officers, consultants or employees of Holdings, the Borrower or any Restricted Subsidiary made in the ordinary course of business of Holdings, the Borrower or such Restricted Subsidiary, as applicable, not exceeding $1,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Hedging Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(n) investments that result solely from the receipt by Holdings, the Borrower or any Restricted Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(o) receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(p) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than Holdings, the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(q) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(r) so long as no Event of Default has occurred and is continuing or would result therefrom, other investments, loans and advances by the Borrower or any Restricted Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), in an aggregate amount not exceeding, at the time such investments, loans or advances are made and after giving effect thereto, the sum of (i) $10,000,000 plus (ii) the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).

The amount, as of any date of determination, of (i) any investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any investment in an Equity Interests by the investor to the investee, including any capital contribution, shall be the fair market value (as determined in good faith by the Borrower) of such Equity Interests or capital contribution, minus any payments actually received by such investor representing a return of capital of such investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such investment after the date of such Investment, and (iv) any other investment (other than any investment referred to in clause (i), (ii) or (iii) above) by the specified Person shall be the original cost of such investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such investment after the date of such Investment. For purposes of this Section 6.04, if an investment involves the acquisition of more than one Person, the amount of such investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

SECTION 6.05. Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete or surplus equipment, (iii) property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Sections 6.04 and 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction;

(d) (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (i), (k) or (m) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an investment in a Restricted Subsidiary permitted by Section 6.04(d) or (r);

(e) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Restricted Subsidiary;

(f) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Restricted Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of Holdings, the Borrower or any Restricted Subsidiary;

(h) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i) dispositions permitted by Section 6.08;

(j) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this clause (j) shall not exceed (A) in any fiscal year, $2,000,000 and (B) during the term of this Agreement, $5,000,000 and (ii) no Event of Default has occurred and is continuing or would result therefrom; and

(k) sales, transfers or other dispositions of accounts receivable in connection with the factoring on a non-recourse basis of such accounts receivable;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value (as determined in good faith by the Borrower), and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b), (d), (g) or (h)) since the Effective Date, on a cumulative basis, is in the form of cash or cash equivalents; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $1,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(e) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(e).

SECTION 6.07. Hedging Agreements. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of the Equity Interests of Holdings, the Borrower or any Restricted Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Junior Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) Holdings may declare and pay the Funding Date Distribution;

(ii) on and after the Spin-Off Date, the Borrower and any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;

(iv) Holdings may make Restricted Payments to Exelis or any of its subsidiaries (A) substantially concurrently with or after the consummation of the Transactions on account of working capital or similar adjustments arising from the Transactions (the “Working Capital Adjustment”) or (B) prior to the Funding Date, pursuant to intercompany sweeps;

(v) Holdings may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings;

(vi) Holdings may make repurchases of Equity Interests or withhold Equity Interests, in each case if such Equity Interests are tendered by a holder of stock options upon the exercise of such stock options and such Equity Interests represent a portion of the exercise price of such stock options (and related redemption or cancellation of shares for payment of taxes or other amounts relating to the exercise under such stock option or other benefit plans); provided that the foregoing repurchases are not effected by the making of any payment in cash by Holdings, the Borrower or any of its Restricted Subsidiaries, but are instead are effected by either (x) Holdings withholding Equity Interests that would otherwise be issued upon the exercise of stock options or (y) Holdings accepting Equity Interests tendered by a holder of stock options upon the exercise of stock options by such holder;

(vii) concurrently with any issuance of Qualified Equity Interests, Holdings may redeem, purchase or retire any Equity Interests of Holdings using the proceeds of, or convert or exchange any Equity Interests of Holdings for, such Qualified Equity Interests;

(viii) Holdings may make Restricted Payments not otherwise permitted by this Section 6.08(a) in an aggregate amount not to exceed $5,000,000 less the sum of (x) the aggregate amount of Restricted Payments previously made in reliance on this clause (viii) and (y) the aggregate amount of payments of Indebtedness previously made in reliance on clause (iv) of Section 6.08(b); provided that, with respect to any Restricted Payment made in reliance on this clause (viii), (x) no Default has occurred or is continuing at the time such Restricted Payment is made or would result therefrom, (y) after giving effect to any Restricted Payment, Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower and (z) immediately after giving effect to such Restricted Payment, Liquidity is at least $25,000,000;

(ix) Holdings may make Restricted Payments not otherwise permitted by this Section 6.08(a) in an aggregate amount not to exceed, at any time, the Available Amount at such time; provided that, with respect to any Restricted Payment made in reliance on this clause (ix), (x) no Default has occurred or is continuing at the time such Restricted Payment is made or would result therefrom, (y) after giving effect to any Restricted Payment, Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower and (z) immediately after giving effect to such Restricted Payment, Liquidity is at least $25,000,000; and

(x) Restricted Payments may be made in the form of the payment of withholding or similar taxes payable or expected to be payable in connection with the exercise of stock options and the vesting of restricted stock, or the withholding, repurchase, redemption or retirement of any equity interests granted to current or former employees, officers or directors of the Borrower, Holdings or any Subsidiary pursuant to the equity incentive plans of Holdings.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations, except for:

(i) (A) payments of Indebtedness created under this Agreement or any other Loan Document and (B) payments of intercompany Indebtedness not prohibited by the subordination terms of the Global Intercompany Note;

(ii) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv) payments of or in respect of Indebtedness in an amount not to exceed $5,000,000 less the sum of (x) the aggregate amount of payments previously made in reliance on this clause (iv) and (y) the aggregate amount of Restricted Payments previously made in reliance on clause (viii) of Section 6.08(a); provided that, with respect to any payment made in reliance on this clause (iv), (x) no Default has occurred or is continuing at the time such payment is made or would result therefrom, (y) after giving effect to such payment, Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower and (z) immediately after giving effect to such payment, Liquidity is at least $25,000,000; and

(v) payments of or in respect of Indebtedness in an amount not to exceed, at any time, the Available Amount at such time; provided that, with respect to any payment made in reliance on this clause (v), (x) no Default has occurred or is continuing at the time such payment is made or would result therefrom, (y) after giving effect to such payment, Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower and (z) immediately after giving effect to such payment, Liquidity is at least $25,000,000.

SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $500,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 6.08 and investments, loans and advances to Restricted Subsidiaries permitted under Section 6.04 and any other transaction involving the Borrower and the Restricted Subsidiaries permitted under Section 6.03 to the extent such transaction is between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries and Section 6.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of Holdings, the Borrower or any Restricted Subsidiary who are not employees of Holdings, the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrower or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors and (vi) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s board of directors.

SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any Restricted Subsidiary, to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary, to transfer any of its properties or assets to the Borrower or any Restricted Subsidiary or to grant Liens on its assets (including Equity Interests) to the Administrative Agent; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, any other Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement or any document governing any Refinancing Term Loan Indebtedness, Refinancing Revolving Commitments or Refinancing Indebtedness of any of the foregoing, (B) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (C) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of Holdings, the Borrower or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (D) restrictions and conditions existing on the Effective Date or the Spin-Off Date and, in each case, identified on Schedule 6.10 (for purposes of clarity, as of the Effective Date) (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect) and (E) restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (f) of Section 6.01 or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (g) of Section 6.01, in each case if such restrictions and conditions apply only to such Restricted Subsidiary and its subsidiaries; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (e) of Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any of their respective Restricted Subsidiaries to, amend, modify or waive, (a) its certificate of incorporation, bylaws or other organizational documents, (b) any of the Spin-Off Documents or (c) any agreement or instrument governing or evidencing any Material Indebtedness that is subordinated in right of payment to the Obligations, in each case if the effect of such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12. Interest Expense Coverage Ratio. Holdings will not permit, as of the last day of any fiscal quarter of Holdings, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for the period of four consecutive fiscal quarters of Holdings ending on such day (commencing with the four consecutive fiscal quarters of Holdings ending December 31, 2014) to be less than 4.50 to 1.00.

SECTION 6.13. Total Leverage Ratio. Holdings will not permit the Total Leverage Ratio for the period of four consecutive fiscal quarters of Holdings (commencing with the four consecutive fiscal quarters of Holdings ending December 31, 2014) ending on the last day of any fiscal quarter of Holdings during any period set forth below, to exceed the ratio set forth below opposite such period:

Period	Total Leverage Ratio
December 31, 2014 through June 30, 2015	3.50 to 1.00
July 1, 2015 through December 31, 2015	3.00 to 1.00
January 1, 2016 and thereafter	2.75 to 1.00

SECTION 6.14. Changes in Fiscal Periods. Holdings will neither (a) permit its fiscal year or the fiscal year of the Borrower or any Restricted Subsidiary to end on a day other than December 31 (or, if different, on dates consistent with practice in effect on the Spin-Off Date), nor (b) change its method of determining fiscal quarters.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document, or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d) on and after the Funding Date, Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower) or in Article VI;

(e) on and after the Funding Date, any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) except as otherwise provided in Section 7.02, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as otherwise provided in Section 7.02, Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or

(v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Holdings, the Borrower or any Restricted Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Section;

(j) Holdings, the Borrower or any Restricted Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) on and after the Funding Date, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14 or (iii) the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) on and after the Funding Date, any material Security Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(o) on and after the Funding Date, any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.

SECTION 7.02. Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have consolidated total assets that equal 5.0% or more of the consolidated total assets of Holdings and (b) did not have revenues during the four fiscal quarter period of the Borrower most recently ended equal to or greater than 5.0% of the consolidated revenues of Holdings; provided that if it is necessary to exclude more than one Restricted Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate consolidated assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 5.0% of the consolidated total assets of Holdings and the aggregate consolidated revenues of all such excluded Restricted Subsidiaries for such four fiscal quarter period may not exceed 5.0% of the consolidated revenues of Holdings.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, any determination of the Revolving Exposure or the component amounts thereof or of the Weighted Average Yield.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents;

provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on the Effective Date and funding its Loans on the Funding Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the Funding Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document except as expressly provided in the Collateral Agreement. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Holdings or the Borrower, to it at Exelis Systems Corporation, 655 Space Center Drive, Colorado Springs, Colorado 80915, Attention of Matt Klein, Chief Financial Officer (Fax No.: (719) 637-4150; email: matt.klein@exelisinc.com), with a copy to Exelis Systems Corporation, 655 Space Center Drive, Colorado Springs, Colorado 80915, Attention of Michele Tyler, Vice President and General Counsel (Fax No.: (719) 637-5986; email: michele.tyler@exelisinc.com);

(ii) if to the Administrative Agent in respect of Borrowings denominated in dollars and all other matters, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Fax No.: (888) 292-9533; email: Jpm.agency.servicing.4@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Floor 3, Dallas, Texas 75201, Attention of Brandon Watkins (Fax No.: (214) 965-2044);

(iii) if to the Administrative Agent in respect of Borrowings denominated in any Permitted Foreign Currency, to it at J.P. Morgan Europe Limited, Loans Agency 6th Floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom, Attention of Loans Agency (Fax No: 44 207 777 2360; Email: loan_and_agency_london@jpmorgan.com);

(iv) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(v) if to the Swingline Lender, to it at (A) in the case of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Fax No.: (888) 292-9533; email: Jpm.agency.servicing.4@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Floor 3, Dallas, Texas 75201, Attention of Brandon Watkins (Fax No.: (214) 965-2044); and (B) in the case of any other Swingline Lender, to it at its address (or fax number) set forth in the applicable joinder agreement contemplated by the definition of “Swingline Lenders”; and

(vi) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. Holdings and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Sections 2.21, 2.22, 2.23 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (v) release the Guarantee provided by Holdings under the Collateral Agreement or release all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties under the Collateral Agreement, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release of any Guarantee), (vi) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (vii) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral securing the obligations owed to, or payments due to, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class or (viii) change the rights of the Tranche A Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche A Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche A Term Loans or Incremental Term Loans of such Class, as applicable; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as applicable, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Swingline Lender or any Issuing Bank stating that it objects to such amendment, (3) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.21, the extension of the Maturity Date as provided in Section 2.22 and the incurrence of Refinancing Revolving Commitments and Refinancing Term Loans as provided in Section 2.23, in each case without any additional consents and (4) no agreement referred to in the immediately preceding sentence shall waive any condition set forth in Section 4.03 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.03) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.03).

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender” for purposes of this clause (c)), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the Administrative Agent is not such Non-Consenting Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts, (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Any assignment required pursuant to this Section 9.02(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment shall not be required to be a party to such Assignment and Assumption.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in Section 5.11, the definition of the term “Collateral and Guarantee Requirement” or as otherwise expressly provided in the Loan Documents.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender. Any waiver, amendment or other modification effected in accordance with this Section, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Holdings and the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agents and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one firm of counsel for the foregoing (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the foregoing), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendment or modification of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of one firm of counsel for the foregoing, taken as a whole (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the foregoing) and, in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Person), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Holdings and the Borrower shall indemnify the Administrative Agent, the Arrangers, the Syndication Agents, the Lenders, the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if reasonably necessary, of one firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)), incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, in each case, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, wilful misconduct or gross negligence of such Indemnitee or any such Indemnitee’s Related Parties, (B) a claim brought by Holdings, the Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or (C) a proceeding that does not involve an act or omission by Holdings, the Borrower or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any other agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that Holdings and the Borrower fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank, such Swingline Lender or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, any Issuing Bank or any Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank or any Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or any Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined by its share of the sum of the total Revolving Exposure, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d) To the fullest extent permitted by applicable law, (i) neither Holdings nor the Borrower shall assert, or permit any of their respective Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, wilful misconduct or gross negligence of any Indemnitee or Related Party of any Indemnitee or (ii) neither any Indemnitee nor any other party to this Agreement or any other Loan Document shall be liable for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (ii) shall limit the expense reimbursement and indemnification obligations of Holdings and the Borrower set forth in paragraphs (a) and (b) of this Section 9.03.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrower may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, any Arranger, any Syndication Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required (1) (x) with respect to Term Commitments or Term Loans, for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund and (y) with respect to Revolving Commitments or Revolving Loans, for an assignment and delegation to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund in respect of a Revolving Lender and (2) if an Event of Default has occurred and is continuing, for any other assignment and delegation; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (C) each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure and (D) each Swingline Lender, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000 (treating contemporaneous assignments by or to two or more Approved Funds as a single assignment for purposes of such minimum transfer amount), unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations by or to two or more Approved Funds, (2) the Administrative Agent may waive or reduce such fee in its sole discretion and (3) with respect to any assignment and delegation pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Purchasing Borrower Parties. Notwithstanding anything else to the contrary contained in this Agreement (including the definition of “Eligible Assignee”), any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party (x) through open market purchases made by such Purchasing Borrower Party on a non-pro rata basis (subject to clause (v) below) or (y) otherwise pursuant to an Auction Purchase Offer in accordance with clauses (i) through (vii) below (which assignment and delegation, in the case of the foregoing clauses (x) and (y), will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that, in the case of assignments and delegations made pursuant to the foregoing clause (y):

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) each Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;

(iii) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iv) for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Commitments or Revolving Exposure to a Purchasing Borrower Party;

(v) to the extent permitted by applicable law and not giving rise to any adverse tax consequence, any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that (A) except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA and (B) any purchase of Term Loans pursuant to this paragraph (e) shall not constitute a voluntary prepayment of Term Loans for purposes of this Agreement);

(vi) the Purchasing Borrower Party shall either (A) not have any MNPI that has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any initiation of an Auction by such Purchasing Borrower Party or (B) advise the assigning Lender that it cannot make the statement in the foregoing clause (A), except to the extent that such Lender has entered into a customary “big boy” letter with Holdings or the Borrower; and

(vii) no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Syndication Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections

2.15, 2.16, 2.17, 2.18(e), 2.18(f) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations of Holdings or the Borrower are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each of Holdings and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Holdings, the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower or (j) to any credit insurance provider relating to the Borrower or its Obligations. For purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in the Collateral Agreement, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Designated Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective for the Administrative Agent and each Lender.

SECTION 9.16. No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agents, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Syndication Agents, the Lenders, the Issuing Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Syndication Agents, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to Holdings, the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agents, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to Holdings, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b) Holdings, the Borrower and each Lender acknowledge that, if information furnished by Holdings or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that Holdings or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Holdings or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Holdings and the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Authorization to Distribute Certain Materials to Public-Siders; Security Clearances. (a) If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Borrower acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Borrower and its Affiliates while in possession of the Loan Documents.

(b) To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the Federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

(c) Notwithstanding anything in this Agreement or any Loan Document to the contrary, no Loan Party or Restricted Subsidiary shall be required to provide or deliver any information, give any notice or permit the Administrative Agent or any Lender or any of their respective representatives to visit and inspect its properties or to examine and make extracts from its books and records, if the Borrower reasonably determines that providing or delivering such information, giving such notice or granting such permission could reasonably be expected to (x) result in the withdrawal, revocation, suspension or other compromise of any security clearance of Holdings or subsidiary of Holdings or any individual employed by or otherwise working for Holdings or any subsidiary of Holdings or (y) result in a violation of any Requirement of Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VECTRUS, INC.,

by

Name: Title:

EXELIS SYSTEMS CORPORATION,

by

Name: Title:

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent, an Issuing Bank and a Swingline Lender,

by

Name: Title:

SIGNATURE PAGE TO

THE CREDIT AGREEMENT OF

EXELIS SYSTEMS CORPORATION

Name of Institution:

by

Name: Title:

For any Lender requiring a second signature block:

by

Name: Title:

Schedule 1.01

Existing Letters of Credit

Bank Security #	Issuer	Applicant	Beneficiary	Face Amount
TFTS-807030	JPMorgan Chase Bank, N.A.	ITT Corporation	National Bank of Kuwait	KWD $250,000
P-226181	JPMorgan Chase Bank, N.A.	ITT Federal Services International	National Bank of Kuwait	KWD $175,000

Schedule 1.02

Mortgaged Property

None.

Schedule 2.01

Commitments1

Revolving Commitments

Lender	Amount
JPMorgan Chase Bank, N.A.	$14,000,000.00
SunTrust Bank	13,935,000.00
U.S. Bank National Association	13,935,000.00
Citibank, N.A.	7,000,000.00
Bank of the West	5,230,000.00
Northern Trust	5,230,000.00
Synovus Bank	5,230,000.00
Barclays Bank PLC	3,480,000.00
American Savings Bank	3,480,000.00
Banco Sabadell	3,480,000.00

TOTAL	$75,000,000.00

Tranche A Term Commitments

Lender	Amount
JPMorgan Chase Bank, N.A.	$24,500,000.00
SunTrust Bank	24,315,000.00
U.S. Bank National Association	24,315,000.00
Citibank, N.A.	13,000,000.00
Bank of the West	9,770,000.00
Northern Trust	9,770,000.00
Synovus Bank	9,770,000.00
Barclays Bank PLC	6,520,000.00
American Savings Bank	6,520,000.00
Banco Sabadell	6,520,000.00
United Bank	5,000,000.00

TOTAL	$140,000,000.00

[1]	Exact legal names of each committing bank to be confirmed by the Lenders.

Schedule 3.14

Subsidiaries2

Subsidiary	Owner	Ownership
Exelis Federal Services International, Ltd.	Exelis Systems Corporation	100%
Exelis Federal Services GmbH	Exelis Systems Corporation	100%
ITT Federal Services Arabia, Ltd.	Exelis Systems Corporation	60%
Exelis Services GmbH	Exelis Systems Corporation	100%
Exelis Mission Systems Ltd.	Exelis Systems Corporation	100%
Exelis Services A/S	Exelis Systems Corporation	100%

[2]	None of the subsidiaries is a Loan Party.-

Schedule 6.01(b)

Existing Indebtedness

Existing Letters of Credit

Bank Security #	Issuer	Applicant	Beneficiary	Face Amount
NAAA1US13S176635	Royal Bank of Scotland	Exelis Systems Corporation	Zurich American Insurance Company	USD $1,500,000[3]

Capital Leases

Lessor	Lessee	Details	Ending Balance	End Date
CISCO	Exelis Systems Corporation	Network Equipment	429,094.28	November 2016
Net App, Inc.	Exelis Systems Corporation	Data Storage System	321,064.19	November 2016
Ricoh	Exelis Systems Corporation	Copiers	66,485.12	June 2016
Kemmier	Exelis Systems Corporation	Copiers	59,172.39	June 2014
Autohaus Scherer GmbH & Co. KG	Exelis Federal Services GmbH	Vehicles	316,054.04	August 2016

[3]	Amount of liability attributable to Holdings and its Restricted Subsidiaries currently estimated at $1,418,961.

Schedule 6.01(r)

Existing Indebtedness (Indemnification Obligations with Respect to Letters of Credit Outstanding as of the Spin-Off Date)

No.	Bank Security #	Issuer	Applicant	Beneficiary	Face Amount
1.	NAAA1US13S176968	Royal Bank of Scotland	Exelis Systems Corporation	National Bank of Kuwait	KWD $175,000
2.	NAAA1US13S176958	Royal Bank of Scotland	Exelis Systems Corporation	National Bank of Kuwait S.A.K.	KWD $500,000
3.	NAAA1US13S176576	Royal Bank of Scotland	Exelis Systems Corporation	Ministry of Social Affairs & Labour	KWD $875,000
4.	NAAA1US12S176409	Royal Bank of Scotland	Exelis Systems Corporation	Ministry of Social Affairs & Labour	KWD $312,500
5.	NAAA1US14S177855	Royal Bank of Scotland	Exelis Systems Corporation	National Bank of Kuwait	KWD $625,000
6.	5309314	Mizuho Corporate Bank	Exelis Inc.	Ace American Insurance Company, Pacific Employers Insurance CO., Insurance Company of North America, Indemnity Insurance Co. of North America and Ace Property and Casualty Insurance Co.	USD $18,916,390[4]
7.	9099679	Zurich	Exelis Inc.	Ace American Insurance Company	USD $3,163,046[5]
8.	105820263	Travelers	Exelis Inc.	Ace American Insurance Company	USD $3,163,046[6]

[4]	Amount of total liability attributable to Holdings and its Restricted Subsidiaries attributable to the letters of credit and/or surety bonds listed in 6, 7 and 8 is currently estimated at approximately $10,995,000. Holdings and its Restricted Subsidiaries will use commercially reasonable efforts to replace these letters of credit and/or surety bonds in the amount of its liability and have the total amount of such letters of credit and/or surety bonds reduced by such amount.
[5]	See Fn. 4 above.
[6]	See Fn. 4 above.

Schedule 6.02

Existing Liens

1.	Liens on the leased equipment under the capital leases described in Schedule 6.01(b).

Schedule 6.04

Existing Investments

1.	Investment constituting 40% of the equity interests in High Desert Support Services LLC.

Schedule 6.10

Existing Restrictions

None.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees, Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]1

3.	Borrower: Exelis Systems Corporation, a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of [•], 2014, among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporatino, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[3]

Revolving Commitments/Loans	$	$	%

Tranche A Term Commitments/Loans	$	$	%

[ ][4]	$	$	%

Effective Date:                 , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.
[4]	In the event Incremental Term Loans of any Class are established under Section 2.21 of the Credit Agreement or any new Class of Loans or Commitments is established pursuant to Section 2.22 or 2.23 of the Credit Agreement, refer to the Class of such Loans assigned.

The terms set forth above are hereby agreed to: , as Assignor,		[Consented to and][6] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by		by
	Name:		Name:
	Title:		Title:

, as Assignor,[5]		Consented to: [EXELIS SYSTEMS CORPORATION,

by		by
	Name:		Name:
	Title:		Title:][7]

[5]	The Assignee must deliver to the Borrower all applicable Tax forms required to be delivered by it under Section 2.17(f) of the Credit Agreement.
[6]	No consent of the Administrative Agent is required for an assignment of any Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[7]	No consent of the Borrower is required (x) with respect to Term Commitments or Term Loans, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) with respect to Revolving Commitments or Revolving Loans, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund in respect of a Revolving Lender or (z) if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, for any other assignment.

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.17(f) thereof), duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B

[FORM OF] COLLATERAL AGREEMENT

[See attached]

EXHIBIT C

[FORM OF] PERFECTION CERTIFICATE

[•], 2014

Reference is made to the Credit Agreement dated as of [•], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Exelis Systems Corporation (the “Borrower”), Vectrus, Inc. (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer or a Legal Officer of Holdings and the Borrower, respectively, hereby certify (solely in their capacity as officers of Holdings and the Borrower and not in their individual capacity) to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization, is set forth on Schedule 1(a).

(b) Set forth on Schedule 1(b) is (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(c) Except as set forth on Schedule 1(c), no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) Set forth on Schedule 1(d) is (i) the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization and (ii) the Federal Taxpayer Identification Number of each Grantor, in each case where such information is required to be included in financing statements by the Uniform Commercial Code filing office in the jurisdiction in which such Grantor is located.

2. Current Locations. (a) The jurisdiction of formation or organization of each Grantor that is a registered organization is set forth in Schedule 2(a) opposite its name.

(b) The chief executive office of each Grantor is located at the address set forth on Schedule 2(b) opposite its name.

(c) Set forth on Schedule 2(c) opposite the name of each Grantor are all locations in the United States where such Grantor maintains any books or records relating to any Accounts Receivable with a value exceeding $1,000,000 (with each location at which chattel paper, if any, is kept being indicated by an “*”).

(d) Set forth on Schedule 2(d) opposite the name of each Grantor are all locations in the United States where such Grantor maintains any Inventory with a value exceeding $1,000,000.

(e) Set forth on Schedule 2(e) opposite the name of each Grantor are all the locations in the United States, not otherwise identified in Schedules 2(b), (c) or (d), where such Grantor maintains any Equipment or other Collateral with a value exceeding $1,000,000.

(f) Set forth on Schedule 2(f) is a list of all real property owned by each Grantor with a fair market value in excess of $5,000,000, the name of the Grantor that owns such real property and the fair market value of such real property, to the extent an appraisal exists with respect to such real property or, in the absence of any such appraisal, the book value of such real property.

3. Unusual Transactions. All Accounts have been originated by the Grantors and all Inventory has been either acquired by the Grantors in the ordinary course of business or manufactured by the Grantors.

4. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement or those which have been or will contemporaneously with the initial funding of Loans on the Funding Date be released or terminated.

5. UCC Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared by counsel to the Lenders for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held directly by each Grantor and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment held directly by each Grantor that represents 50% or more of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests and if such Equity Interests are not required to be pledged under any of the Loan Documents, the reason therefor.

8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of Indebtedness (other than checks to be deposited in the ordinary course of business) held by each Grantor that are required to be pledged under the Collateral Agreement.

9. [Reserved.]

10. Mortgage Filings. Attached hereto as Schedule 10 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11. Intellectual Property. Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s U.S. Patents and Patent Applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each U.S. Patent and Patent Application owned by any Grantor.

Attached hereto as Schedule 11(B) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s U.S. registered Trademarks and Trademark Applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each Trademark and Trademark application owned by any Grantor.

Attached hereto as Schedule 11(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s U.S. registered Copyrights (including the name of the registered owner, the title and the registration number) and Copyright Applications (including the name of the registered owner and the title) of each Copyright or Copyright Application owned by any Grantor. Also set forth on Schedule 11(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all exclusive Copyright Licenses granted to any Grantor for which the licensed work is registered in the United States Copyright Office.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of commercial tort claims in excess of $500,000 held by any Grantor, including a brief description thereof.

13. Deposit Accounts. Attached hereto as Schedule 13 is a true and correct list of deposit accounts maintained by each Grantor in the United States, other than all Excluded Accounts, including the name and address of the depositary institution, the type of account and the account number.

14. Securities Accounts and Commodities Accounts. Attached hereto as Schedule 14 is a true and correct list of securities accounts and commodities accounts maintained by each Grantor in the United States, other than all Excluded Accounts, including the name and address of the intermediary institution, the type of account and the account number.

15. Assignment of Claims Act. Attached hereto as Schedule 15 is a true and correct list of all Material Government Contracts, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

16. Chattel Paper. Attached hereto as Schedule 16 is a true and complete list, for each Grantor, of all chattel paper (whether tangible or electronic) in excess of $1,000,000, specifying the Grantor and obligor thereunder, the type, the due date and outstanding principal amount thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [•] day of [•].

EXELIS SYSTEMS CORPORATION, as the Borrower,

by
Name:
Title:

VECTRUS, INC., as Holdings, by

by
Name:
Title:

EXHIBIT D

[FORM OF] SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of [•], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation (“Holdings”), Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

This Certificate is dated as of [ ], 20[ ] and is delivered pursuant to Section 5.03(b) of the Credit Agreement (this Certificate and each other Certificate heretofore delivered pursuant to Section 5.03(b) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Effective Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned, a Financial Officer or legal officer of each of Holdings and the Borrower, hereby certifies (solely in his/her capacity as an officer of Holdings and the Borrower and not in his/her individual capacity) to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) Except as set forth in Schedule 1(a) hereto, Schedule 1(a) of the Prior Perfection Certificate sets forth the exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization.

(b) Except as set forth in Schedule 1(b) hereto, Schedule 1(b) of the Prior Perfection Certificate sets forth (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(c) Except as set forth in Schedule 1(c) hereto or as set forth on Schedule 1(c) of the Prior Perfection Certificate, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1(c) hereto (to the extent not already included in Schedule 1(c) of the Prior Perfection Certificate) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) Except as set forth in Schedule 1(d) hereto, Schedule 1(d) of the Prior Perfection Certificate sets forth (i) the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization and (ii) the Federal Taxpayer Identification Number of each Grantor, in each case where such information is required to be included in financing statements by the Uniform Commercial Code filing office in the jurisdiction in which such Grantor is located.

2. Current Locations. (a) Except as set forth in Schedule 2(a) hereto, the jurisdiction of formation or organization of each Grantor that is a registered organization is set forth in Schedule 2(a) of the Prior Perfection Certificate opposite its name.

(b) Except as set forth in Schedule 2(b) hereto, the chief executive office of each Grantor is located at the address set forth in Schedule 2(b) of the Prior Perfection Certificate opposite its name.

(c) Except as set forth in Schedule 2(c) hereto, set forth in Schedule 2(c) of the Prior Perfection Certificate opposite the name of each Grantor are all locations in the United States where such Grantor maintains any books or records relating to any Accounts Receivable with a value exceeding $1,000,000 (with each location at which chattel paper, if any, is kept being indicated by an “*”).

(d) Except as set forth in Schedule 2(d) hereto, set forth in Schedule 2(d) of the Prior Perfection Certificate opposite the name of each Grantor are all locations in the United States where such Grantor maintains any Inventory with a value exceeding $1,000,000.

(e) Except as set forth in Schedule 2(e) hereto, set forth in Schedule 2(e) of the Prior Perfection Certificate opposite the name of each Grantor are all locations in the United States where such Grantor maintains any Equipment or other Collateral with a value exceeding $1,000,000 not otherwise identified in Schedules 2(b), (c) or (d) of this Supplemental Perfection Certificate or the Prior Perfection Certificate.

(f) Except as set forth in Schedule 2(f) hereto, Schedule 2(f) of the Prior Perfection Certificate sets forth a list of all real property owned by each Grantor with a fair market value in excess of $5,000,000, the name of the Grantor that owns such real property and the fair market value of such real property, to the extent an appraisal exists with respect to such real property or, in the absence of any such appraisal, the book value of such real property.

3. Unusual Transactions. All Accounts have been originated by the Grantors and all Inventory has been either acquired by the Grantors in the ordinary course of business or manufactured by the Grantors.

4. File Search Reports. To the extent that this Supplemental Perfection Certificate contains an update to Schedule 2(a) or Schedule 2(b) hereto, file search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 of this Supplemental Perfection Certificate, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

5. UCC Filings. To the extent that this Supplemental Perfection Certificate contains an update to Schedule 2(a) or Schedule 2(b) hereto, financing statements in substantially the form of Schedule 5 hereto have been prepared by counsel to the Lenders for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located as set forth with respect to such Grantor in Section 2 hereof and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Except as set forth in Schedule 7 hereto, Schedule 7 of the Prior Perfection Certificate sets forth a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held directly by each Grantor and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment held directly by each Grantor that represents 50% or more of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests and if such Equity Interests are not required to be pledged under any of the Loan Documents, the reason therefor.

8. Debt Instruments. Except as set forth in Schedule 8 hereto, Schedule 8 of the Prior Perfection Certificate sets forth a true and correct list of all promissory notes and other evidence of Indebtedness (other than checks to be deposited in the ordinary course of business) held by each Grantor that are required to be pledged under the Collateral Agreement.

9. [Reserved.]

10. Mortgage Filings. Except as set forth in Schedule 10 hereto, Schedule 10 of the Prior Perfection Certificate sets forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11. Intellectual Property. Except as set forth in Schedule 11(A) hereto, Schedule 11(A) of the Prior Perfection Certificate sets forth, in proper form for filing with the United States Patent and Trademark Office, a list of each Grantor’s U.S. Patents and Patent Applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each U.S. Patent and Patent Applications owned by any Grantor.

Except as set forth in Schedule 11(B) hereto, Schedule 11(B) of the Prior Perfection Certificate sets forth, in proper form for filing with the United States Patent and Trademark Office, a list of each Grantor’s U.S. registered Trademarks and Trademark Applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each of same owned by any Grantor.

Except as set forth in Schedule 11(C) hereto, Schedule 11(C) of the Prior Perfection Certificate sets forth, in proper form for filing with the United States Copyright Office, a list of each Grantor’s U.S. registered Copyrights (including the name of the registered owner, the title and the registration number) and Copyright Applications (including the name of the registered owner and the title) of each Copyright or Copyright Application owned by any Grantor. Also set forth on Schedule 11(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all exclusive Copyright Licenses granted to any Grantor for which the licensed work is registered in the United States Copyright Office.

12. Commercial Tort Claims. Except as set forth in Schedule 12 hereto, Schedule 12 of the Prior Perfection Certificate sets forth a true and correct list of commercial tort claims in excess of $1,000,000 held by any Grantor, including a brief description thereof.

13. Deposit Accounts. Except as set forth in Schedule 13 hereto, Schedule 13 of the Prior Perfection Certificate sets forth a true and correct list of deposit accounts maintained by each Grantor in the United States, other than all Excluded Accounts, including the name and address of the depositary institution, the type of account and the account number.

14. Securities Accounts and Commodities Accounts. Except as set forth in Schedule 14 hereto, Schedule 14 of the Prior Perfection Certificate sets forth a true and correct list of securities accounts and commodities accounts maintained by each Grantor in the United States, other than all Excluded Accounts, including the name and address of the intermediary institution, the type of account and the account number.

15. Assignment of Claims Act. Except as set forth in Schedule 15 hereto, Schedule 15 of the Prior Perfection Certificate sets forth a true and correct list of all Material Government Contracts, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

16. Chattel Paper. Except as set forth in Schedule 16 hereto, Schedule 16 of the Prior Perfection Certificate sets forth a true and complete list, for each Grantor, of all chattel paper (whether tangible or electronic) in excess of $1,000,000, specifying the Grantor and obligor thereunder, the type, the due date and outstanding principal amount thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on the date first written above.

VECTRUS, INC.

By:
Name:
Title:

EXELIS SYSTEMS CORPORATION

By:
Name:
Title:

EXHIBIT E

[FORM OF] GLOBAL INTERCOMPANY NOTE

[•], 2014

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on a signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to the Credit Agreement dated as of [•], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation (“Holdings”), Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable. This Note is the Global Intercompany Note referred to in the Credit Agreement.

This Note shall be pledged by each Payee that is a Loan Party to the Administrative Agent pursuant to the Collateral Agreement as collateral security for the full and prompt payment when due of, and the performance of, the Obligations. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, the Administrative Agent may, in addition to the other rights and remedies provided pursuant to the Credit Agreement and the other Loan Documents and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note of Holdings, the Borrower or any Subsidiary Loan Party (each, an “Subordination Payor”) to any Restricted Subsidiary that is not a Subsidiary Loan Party (each such Payee, an “Affected Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Subordination Payor; provided that each Subordination Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing (such Obligations and, in each case, other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Subordination Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Subordination Payor (except as expressly permitted by the Loan Documents), whether or not involving insolvency or bankruptcy, if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) Secured Cash Management Obligations and (C) Secured Hedging Obligations) and no Letter of Credit shall remain outstanding (unless the LC Exposure related thereto has been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement acceptable to the applicable Issuing Bank) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) Secured Cash Management Obligations and (C) Secured Hedging Obligations) and no Letter of Credit shall remain outstanding (unless the LC Exposure related thereto has been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement acceptable to the applicable Issuing Bank), any payment or distribution to which such Affected Payee would otherwise be entitled (other than equity or debt securities of such Subordination Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) (x) if any Event of Default under the Credit Agreement occurs and is continuing and the Administrative Agent delivers notice to the Borrower instructing the Borrower that the Administrative Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or Section 7.01(i) of the Credit Agreement), then, unless otherwise agreed in writing by the Administrative Agent, no payment or distribution of any kind or character shall be made by or on behalf of any Subordination Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf, with respect to this Note until (x) the applicable Senior Indebtedness shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) Secured Cash Management Obligations, (C) Secured Hedging Obligations and (D) obligations with respect to Letters of Credit if the LC Exposure related thereto has been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement acceptable to the applicable Issuing Bank) or (y) such Event of Default shall have been cured or waived;

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the relevant Security Documents to, the Administrative Agent; and

(iv) each Subordination Payor agrees to file all claims against each relevant Affected Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness and the Administrative Agent shall be entitled to all of such Subordination Payor’s rights thereunder. If for any reason a Subordination Payor fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Subordination Payor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Subordination Payor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Subordination Payor hereby assigns to the Administrative Agent all of such Subordination Payor’s rights to any payments or distributions to which such Subordination Payor otherwise would be entitled. If the amount so paid is greater than such Subordination Payor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto under applicable law. In addition, upon the occurrence and during the continuance of an Event of Default, each Subordination Payor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Subordination Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Affected Payee.

Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.

To the fullest extent permitted by applicable law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Subordination Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Subordination Payor hereby agrees that the subordination of this Note is for the benefit of the Administrative Agent, each Issuing Bank and the other Secured Parties. The Administrative Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent (or other applicable representative) may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The Indebtedness evidenced by this Note owed by any Payor other than Holdings, the Borrower or any Subsidiary Loan Party shall not be subject to the subordination provisions set forth above.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Administrative Agent’s request, be the Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

[Holdings, Borrower and Restricted Subsidiaries]

By:
Name:
Title:

EXHIBIT F

AUCTION PROCEDURES

This Exhibit F is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 9.04(e) of the Credit Agreement, of which this Exhibit F is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable Auction Notice. None of the Administrative Agent, the Auction Manager, any of their respective Affiliates, any Purchasing Borrower Party or any of its Affiliates makes any recommendation pursuant to the applicable Auction Notice as to whether or not any Lender should sell its Term Loans to a Purchasing Borrower Party pursuant to the applicable Auction Notice, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Borrower Party be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the applicable Auction Notice. Capitalized terms not otherwise defined in this Exhibit F have the meanings assigned to them in the Credit Agreement.

Notice Procedures. In connection with each Auction Purchase Offer, a Purchasing Borrower Party will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans (as determined by such Purchasing Borrower Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of the applicable Class that the applicable Purchasing Borrower Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $20,000,000; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $25) per $1,000, at which such Purchasing Borrower Party would be willing to purchase Term Loans of such Class in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be less than three Business Days following the distribution of the Auction Notice to the Lenders), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the applicable Purchasing Borrower Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per Auction Purchase Offer shall be permitted. An Auction Purchase Offer shall be regarded as a “failed Auction Purchase Offer” in the event that either (x) the applicable Purchasing Borrower Party withdraws such Auction Purchase Offer in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed Auction Purchase Offer, no Purchasing Borrower Party shall be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the applicable Purchasing Borrower Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.

Reply Procedures. In connection with any Auction Purchase Offer, each Lender of Term Loans of the applicable Class wishing to participate in such Auction Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”), which shall specify (i) a discount to par that must be expressed as a price (in increments of $25) per $1,000 in principal amount of Term Loans of the applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Class held by such Lender. Lenders may only submit one Return Bid per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Affiliated Lender Assignment and Assumption. No Purchasing Borrower Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Purchasing Borrower Party, will determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction, which will be (i) the lowest Reply Price for which such Purchasing Borrower Party can complete the Auction Purchase Offer at the Auction Amount or (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice is insufficient to allow such Purchasing Borrower Party to purchase the entire Auction Amount, the highest Reply Price that is within the Discounted Range so that such Purchasing Borrower Party can complete the purchase at such aggregate amount of Reply Amounts. Subject to the conditions contained in the Auction Notice, the applicable Purchasing Borrower Party shall purchase the Term Loans of the applicable Class (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to pay the Qualifying Bids would exceed the Auction Amount for such Auction Purchase Offer, such Purchasing Borrower Party shall pay such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Manager) in an aggregate amount not to exceed the Auction Amount. Each participating Lender shall be given notice as to whether its bid is a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

Notification Procedures. The Auction Manager will calculate the Applicable Discounted Price and will cause the Administrative Agent to post the Applicable Discounted Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., New York City time, on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Affiliated Lender Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the applicable Purchasing Borrower Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 9.04(e) of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the applicable Purchasing Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Borrower Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Borrower Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The applicable Purchasing Borrower Party shall execute each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Borrower Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 9.04(e) of the Credit Agreement or this Exhibit F. The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the applicable Purchasing Borrower Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 9.04(e) of the Credit Agreement or this Exhibit F. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Borrower Party, the Loan Parties or any of their respective Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Exhibit F shall not require any Purchasing Borrower Party to initiate any Auction Purchase Offer.

EXHIBIT G

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]1

3.	Borrower: Exelis Systems Corporation, a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank. N.A., as the Administrative Agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of [•], 2014, among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/ Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[3]
Tranche A Term Loans	$	$	%
[ ][4]	$	$	%

Effective Date:                 , 20            [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.
[4]	In the event Incremental Term Loans of any Class are established under Section 2.21 of the Credit Agreement or any new Class of Loans or Commitments is established pursuant to Section 2.23 of the Credit Agreement, refer to the Class of such Loans assigned.

The terms set forth above are hereby agreed to: , as Assignor,		[Consented to and][6] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by		by
	Name:		Name:
	Title:		Title:

, as Assignor,[5]		Consented to: [EXELIS SYSTEMS CORPORATION,

by		by
	Name:		Name:
	Title:		Title:][7]

[5]	The Assignee must deliver to the Borrower all applicable Tax forms required to be delivered by it under Section 2.17(f) of the Credit Agreement.
[6]	No consent of the Administrative Agent is required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[7]	No consent of the Borrower is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if a payment or bankruptcy Event of Default has occurred and is continuing, for any other assignment.

ANNEX 1 TO

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person of any of their respective obligations under any Loan Document and (c) acknowledges that the Assignee is a Purchasing Borrower Party.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is a Purchasing Borrower Party (as defined in the Credit Agreement), (iv) as of the date hereof the Assignee either (A) does not have any MNPI (as defined in the Credit Agreement) that has not been disclosed to the Assignor (other than because the Assignor does not wish to receive MNPI) on or prior to the date of the initiation of the Auction in connection with which this assignment is being effectuated or (B) has advised the Assignor that the Assignee cannot make the statement in the foregoing clause (A) (except to the extent that the Assignor has separately entered into a customary “big boy” letter with Holdings or the Borrower; provided that no Lender shall be required to enter into any such “big boy” letter), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.17(f) thereof), duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT H

[FORM OF] MATURITY DATE EXTENSION REQUEST

[Insert Date]

JPMorgan Chase Bank, N.A.,

    as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: [•]

Fax: [•]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

In accordance with Section 2.22 of the Credit Agreement, the undersigned hereby requests [(a)] an extension of the [insert applicable Class] Maturity Date from [•] to [•][, (b) the Applicable Rate to be applied in determining the interest payable on [insert applicable Class] Loans of[, and fees payable under the Credit Agreement to,] Consenting Lenders in respect of that portion of their [[insert applicable Class] Loans] extended to the new Maturity Date to be [•]%, which changes shall be effective as of [•] and (c) the amendments to the terms of the Credit Agreement set forth below, which amendments will become effective on [•]:]

[Insert amendments to Credit Agreement, if any]

[Signature Pages Follow]

Very truly yours, EXELIS SYSTEMS CORPORATION

By:
Name:
Title:

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation, Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT J

[FORM OF] SOLVENCY CERTIFICATE

[•], 2014

Pursuant to Section [4.02(h)] of the Credit Agreement dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vectrus, Inc., an Indiana corporation (“Holdings”), Exelis Systems Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Holdings, and not individually, as follows:

I am generally familiar with the businesses and assets of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement.

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Holdings, on behalf of Holdings, and not individually, as of the date first stated above.

VECTRUS, INC.,

By:
Name:
Title:

EXHIBIT K

MANDATORY COSTS RATE15

1. The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England, the Financial Conduct Authority and/or the Prudential Regulation Authority (or, in any case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Borrowings) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a lending office in a member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union will be the percentage notified by such Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the relevant Borrowing made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such lending office.

4. The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan denominated in Pounds Sterling:

% per annum

(b)	in relation to a Loan denominated in any currency other than Pounds Sterling:

% per annum.

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

[15]	Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement to which this Exhibit M is attached.

B is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Costs Rate and any additional rate of interest specified in Section 2.13(c) of the Credit Agreement payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the Financial Conduct Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d) “Reference Banks” means, in relation to EURIBOR, LIBO Rate and Mandatory Cost, the principal London office of JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent; and

(e) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Conduct Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial Conduct Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its applicable lending office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as such Lender’s applicable lending office.

10. The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or any Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13. The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority, the Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.